As filed with the Securities and Exchange Commission on January 13, 2009
Registration No. _____________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

MIKTAM TECHOLOGIES AMERICAS INC.
(Exact name of Registrant as specified in its charter)

Nevada	20-8826214
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

MIKTAM Technologies Americas Inc.
2362-B Qume Drive, San Jose, CA 95131
Telephone: 408-392-0668
Fax: (408) 392-0662

 (Address and telephone number of principal executive offices)

MIKTAM Technologies Americas Inc.
2362-B Qume Drive, San Jose, CA 95131
Telephone: 408-392-0668
Fax: (408) 392-0662

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to

David Lubin, Esq.
David Lubin & Associates, PLLC
5 North Village Avenue
2nd Floor
Rockville Center, New York 11570
Tel: (516) 887-8200
Fax: (516) 887-8250

Securities to be registered under Section 12(b) of the Act:
Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None

Securities to be registered under Section 12(g) of the Act: Common Stock, $0.0001
(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non accelerated filer, or a small reporting company.  See definitions of  “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

We are filing this General Form for Registration of Securities on Form 10 to register our common stock, par value $0.0001 per share (the "Common Stock"), pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

Once this registration statement is deemed effective, we will be subject to the requirements of Regulation 13A under the Exchange Act, which will require us to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

Unless otherwise noted, references in this registration statement to the "Registrant," the "Company," "we," "our" or "us" means Miktam Technologies Americas Inc.  Our principal place of business is located at 2362-B Qume Drive, San Jose, CA 95131.  Our telephone number is (408) 392-0668. Our website address is www.miktamusa.com. We do not incorporate the information on our website into this registration statement and you should not consider any information on, or that can be accessed through our website as part of this registration statement.

A Cautionary Note Regarding Forward-Looking Statements

There are statements in this registration statement that are not historical facts. These "forward-looking statements" can be identified by use of terminology such as "believe," "hope," "may," "anticipate," "should," "intend," "plan," "will," "expect," "estimate," "project," "positioned," "strategy" and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control.  For a discussion of these risks, you should read this entire Registration Statement carefully; especially the risks discussed under the section entitled "Risk Factors."  Although management believes that the assumptions underlying the forward looking statements included in this Registration Statement are reasonable, they do not guarantee our future performance, and actual results could differ from those contemplated by these forward looking statements. The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances.  As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements.  In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained in this Registration Statement will in fact transpire. You are cautioned to not place undue reliance on these forward-looking statements, which speak only as of their dates.  We do not undertake any obligation to update or revise any forward- looking statements.

item 1.   business description

As used in this registration statement, references to the "Company," the "Registrant," "we," "our," "us," or "Miktam,"refer to Miktam Technologies Americas, Inc., unless the context otherwise indicates.

The following summary highlights selected information contained in this registration statement. Before  making  an  investment decision,  you should read the entire registration statement carefully,  including the "Risk Factors"  section,  the  financial  statements  and the  notes to the financial statements.

Corporate Background

Miktam Technologies Americas, Inc. is a development stage company which was incorporated on March 7, 2007 in the state of Nevada. The Company is in the business of designing high performance SOC "system on a chip", module and related system total solutions aimed at the digital display video processing transmission application areas. While the Company has commenced its planned operations, there has been no significant revenue activity as of September 30, 2009. Currently, the Company is devoting substantial efforts in financial planning, raising capital, research and development, recruiting and training personnel and developing markets. The company is now at a turning point to launch a series of highly competitive product lines into its target markets, which will enable the Company to substantially increase revenue through robust sales.

On November 18, 2006, the Company entered into a share exchange agreement (the “Exchange Agreement”) to acquire all of the issued and outstanding shares of common stock of Miktam Technologies, Inc. (the MTI”), a company which was incorporated on April 29, 2004, under the laws of the state of California. Pursuant to the terms of the Exchange Agreement, the Company issued 8,300,000 shares of its common stock in exchange for all of the issued and outstanding capital stock of MTI.  In March 2007, the Company merged with MTI and MTI became a wholly owned subsidiary of the Company.

MTI is a comprehensive provider in high-performance yet cost effective components and module/solution encompassing analog IC design, video enhancement, format converters, as well as video/image compression/decompression (Codec), video streaming technologies, especially those related to Digital/High Definition TV (DTV/HDTV). These technologies encompass a complete package covering chip to system level applications with integrated software and hardware that provides superior products and satisfactory services.

Initially, Miktam focused on developing semiconductor and subsystem solutions based on its core technologies in high-performance Analog-to-Digital Converters (ADC) and video processors for flat-panel video and television. These IC products can be used in applications such as Digital and Analog Flat Panel Display, Set-Top Boxes, Broadcast Equipment, Personal Media Player (PMP), portable video devices, and related Digital video/TV products.

Recently, the Company has built up its technical team and key proprietary technologies covering video/image Codec (compression/decompression) and streaming, as well as its capabilities to integrate both chip/SOC and system/software. This enables the Company to develop modules and system products on video surveillance. In the coming years, we expect to improve the Company’s revenue substantially through increase business opportunity and robust growth in profit. Within the next 12 to 18 months, the Company also anticipates considerable sales of its products within the consumer video application market.

In seeking new applications with proven video processing and codec/streaming technologies beyond current applications, Miktam has identified the fast growing video surveillance industry as one of its focus and since 2008, the Company has rapidly move forward with developing processors which provide high quality video streaming in video surveillance and consumer video electronics. The Company anticipates that its products, which will be equipped with true HD (1080p) video surveillance application, will be ready for market deployment in the next 12 to 18 months.

The Company intends to develop a portfolio consisting of leading edge products by utilizing its strong in-house expertise and intellectual property on mixed signal/analog chip design and codec/streaming system technology. The Company hopes to produce these products by subcontracting through the semiconductor manufacturer (silicon wafer fab packaging/testing house) for chip and PCB assembly vendor for module/subsystem.

Our principal place of business is located at 2362-B Qume Drive, San Jose, CA 95131.  Our telephone number is (408) 392-0668. Our website address is www.miktamusa.com. The Company has selected December 31 as its fiscal year end.

Industry Background

Growth in Video Applications Based on Digital Technology

Video applications based on digital technology are experiencing rapid growth in the consumer, security surveillance and automotive markets. For example, in the consumer market, there has been a significant increase in demand for digital video systems such as advanced TVs, multifunction LCD monitors and DVD recorders. Similarly, security surveillance systems and in-car displays are also experiencing substantial growth. This growth is largely attributable to significant improvements in the user experience, including enhanced video quality, increased functionality and reduced form factors as well as the lower cost of such systems.

TV represents one of the largest and most established applications within the consumer market with a significant installed base worldwide. The majority of the installed base comprises TVs based on analog technology. TVs that display video in a digital format, which we refer to as advanced TVs, are rapidly replacing these analog TVs. Consumer demand for higher quality video, increasing availability of higher definition content, improved form factors and declining TV prices are driving this replacement. TVs based on flat panel display technologies such as liquid crystal displays, or LCDs, and plasma display panels are the most popular types of advanced TVs. Cathode ray tube TVs that utilize digital technology are also considered advanced TVs. According to Display Research, the advanced TV market was expected to grow from 13.2 million units in 2004 to 101.8 million units in 2009, which represented a compound annual growth rate of 50%.

The security surveillance market is comprised of systems that receive video from multiple surveillance cameras. Systems utilizing analog technology, including VCRs, currently comprise a significant portion of the installed base of surveillance systems. However, security surveillance systems are increasingly incorporating digital technologies that provide advanced functionalities such as video motion detection, hard disk drive storage, intelligent video content analysis and remote monitoring over the Internet. In addition, a heightened focus on security and declining system prices are driving increased demand for security surveillance systems. According to the data of Frost & Sullivan1, the security/surveillance market will experience steady growth as the global concern for security continues to grow. Furthermore security professionals are increasingly demanding more from their surveillance equipment. According to Frost & Sullivan, in 2008 the size of the security surveillance market for the Americas was approximately US$ 47.7 Billion, US$38.2 Billion for Europe and approximately US$13.8 Billion for Asia.  According to a recent IMS Research2 study, the demand for reliable video surveillance is increasing at a Compound Annual Growth Rate (CAGR) of 38% and will achieve a market value of US$ 4 billion by 2011 (See Figure 1 for an illustration of such growth).

Security systems worldwide have been revolutionized by the advent and evolution of Video Surveillance. As camera, system software and hardware technology improve, Video Surveillance has progressed from analog (VCR) to digital (DVR) and internet streaming (IP-based) video that can now transfer video through the internet continuously, 24-hours a day.

Compression/Decompression (Codec) and streaming technologies play significant roles in Video/image data storage and particularly the data transmission through the remote internet domain, by either wired or wireless methods. These technologies apply to video surveillance as well as to any consumer electronics where digital video/image transmission/storage involves as a major application.

Applications such as navigation, entertainment and driver information systems are causing the proliferation of in-car LCD displays in the automotive market. These displays are capable of displaying video and graphics signals from a variety of sources, including navigation systems, DVDs, game consoles, TV tuners and cameras. According to Telematics Research Group, shipments of navigation, entertainment and driver information systems was expected to grow from a combined 16.5 million units in 2004 to a combined 47.2 million units in 2009,
____________________________
1 Frost & Sullivan provides market and business analysis for enterprises.  Please see: http://www.frost.com/prod/servlet/frost-home.page

2 IMS Research:  IMS Research was founded in 1989 and is now one of the leading suppliers of detailed, quality market research to the global electronics industry. The company publishes close to 100 reports annually, and sells to more than 40 countries worldwide. http://www.imsresearch.com/index.php which represented a compound annual growth rate of 23%. In addition to being incorporated into new automobiles by manufacturers, these systems are also increasingly being purchased by consumers in the aftermarket.

The Complexity of Video

To display, store and transport video content, digital video applications receive analog video signals based on multiple standards from a variety of sources. For example, an advanced TV receives analog TV signals from terrestrial broadcast stations and popular analog video signals from other consumer electronics devices such as set-top boxes, DVD players, VCRs and camcorders. Similarly, a security surveillance system receives analog video signals from multiple surveillance cameras for storage on a hard disk drive, display on a TV or PC monitor or transport over the Internet. In addition, an in-car display typically receives analog signals from navigation systems, DVDs, game consoles, TV tuners and cameras.

Our Strengths

Some key winning factors in the competition of these industries include (i) the expertise to effectively handle the digital video procession/video decoder technologies as the input front end (where all the video, image, data signal from either air terrestrial or wire, cable feed in); and (ii) the capability to master or even improve the Compression/Decompression (Codec) and streaming technologies in order to send out the video/image/data smoothly (under the real world limited & competitive band width ).  Miktam is one of the few companies that has developed its technologies in both of these areas.

Miktam's core competency lies in developing IC technologies and providing total solutions for video processing/displaying applications. We offer a number of key processing IC products, modules and solutions to a wide range of customers. At Miktam, not only do we promote technology innovations, we excel in product performance enhancements and cost reduction, resulting in higher competitiveness and profitability to our customers.

Miktam‘s differential strengths can be described in these areas:

Video Processing /Video Decoder Technologies - Analog /Mixed signal IC technology for the  design  of high performance ADC for Video Decoder, which  converts analog to digital domain seamlessly (good signal/noise ratio, etc.) and effectively (good image/picture quality). Our in-house staff is equipped with the knowledge and capabilities to implement these features in a cost effective manner.

Unique Codec (compression/decompression) and Streaming Technologies - A proprietary Codec technology which enhances compressions by more than 2 times the regular 264/MPEG4. For network/internet this technology makes smallest packet which requires much less band width (~50%) for the same video data to stream. In addition, this patented technology also substantially reduces the computing power required for H.264.

H.264 – The H.264 is the latest video compression format, and is expected to be the defacto video standard for the near future. The Company’s current products in mass production or those nearly to launch into market are well deploying this technology and are enhanced by the proprietary know how.

In addition, the recent rapid surge in the portable digital video, automotive video/TV as well as home entertainment applications also creates a more diverse business spectrum of opportunity.

Industry Segment and Geographic Area

The Company is addressing the chip and related module products in the applications of video surveillance, digital video, (especially in portable video) and internet/IP video/TV areas.  While there are some marketing activities in the United States, the Company marketing efforts are more focused in Asia, especially in countries such as Taiwan, China, and Japan.

Geographically, the major chip suppliers are more based in United States and in Europe, especially for the high end codec (compression/decompression) chip.  Such suppliers include Texas Instruments, Philips Semiconductor, Conexant and Techwell. On the other hand, suppliers for portable videos are located mostly in Asia, in countries such as Taiwan and Korea. These suppliers include SunPlus, Vxis, etc.

On the consumer side, a significant number of users, such as system integrators for video surveillance are located in Asia, especially in Taiwan and China, including OEM/ODM vendors, such as AV Tech., Geo Vision, etc. Generally, high end system and more specialized application vendors are predominantly located in North America and Japan and they include companies such are Axis, Cisco, Honeywell Video, GE Security, Pelco, and SECOM in Japan.

Products

We design, market and sell analog/mixed signal semiconductor products that enable the conversion of analog video signals to digital form and perform advanced digital video processing to facilitate the display, storage and transport of video content. Our general purpose products currently include our line of video decoders. In 2010, we intend to expand our general purpose products to include a line of Multiple Channel Video Decoder (decoder taking multiple video input) such as, 4-Channel and 8-Channel Video Decoder. Our application specific products currently include our security surveillance and LCD display product lines. We intend to continue to develop new generations of products for each of these application specific product lines.

General Purpose Products

Video Decoders.    Our video decoder products are high performance mixed signal semiconductors that decode analog TV broadcast signals, including NTSC, PAL and SECAM, and popular analog video signals, including composite, S-Video, component and SCART, into a standard digital format. We offer a broad range of video decoder products at various price points and with varying features. We currently sell our video decoder products to customers across the following digital video applications: advanced TV, multifunction LCD monitor, DVD recorder, camcorder, security surveillance systems and in-car display. In addition, we are targeting to sell our video decoder products for use in mobile TV phones and portable media players.

Application Specific Products

Security Surveillance.    Our security surveillance products integrate important functions required to display, store and transport analog video signals from security surveillance cameras. For example, we integrate multiple video decoders into a single semiconductor. As a result, this semiconductor is able to receive and decode analog video signals from multiple cameras into a standard digital format. In addition, we integrate a Front End Video Processing, a key technology required to combine multiple video signals into a single video signal. Furthermore, by deploying the proprietary Back End Video Processing, which enables us to develop a series of unique application products; Live Video Express (LVE) product lines (module & system solution and related products), such as the following:

Digital Video Server(Wireless/Mobile enable)   Our recently launched Digital Video Server which is an unique and powerful remote surveillance device for D1 high quality of video streaming over 3G mobile system (via 3G network data communication). This makes wireless, mobile video surveillance effective and practically ready.

LCD Display Solution.    Our LCD display products integrate important functions required to display analog TV broadcast, popular analog video, high definition video and PC graphics signals on a LCD display. These key functions include AV signal conversion, color & brightness adjustment and OSD. We currently sell our LCD display products to customers for digital video applications, including LCD TVs and in-car displays.

Our Growth Strategy

Our objective is to be the leading provider of high performance, cost effective mixed signal semiconductors for multiple digital video applications. To achieve this objective, we expect to continue to pursue the following strategies:

Target Multiple High Growth Digital Video Applications. We address a number of digital video applications in the consumer, security surveillance and automotive markets that provide us with multiple high growth opportunities. Our products are incorporated into numerous applications that are experiencing significant growth, including advanced Video/TV entertainment systems, DVD recorders, camcorders, security surveillance systems and in-car displays. We are also targeting design wins in video applications such as mobile TV phones and portable media players.

Develop Additional General Purpose and Application Specific Products. We provide our customers with both general purpose and application specific products. Our general purpose products principally decode analog video signals and can be used in all of our target applications. Our application specific products integrate our video decoder with our advanced digital processing technologies and target LCD display and security surveillance. We believe that our general purpose and application specific product strategy allows us to better address varying customer requirements, fully leverage our technology capabilities and achieve greater share within our target markets. We plan to maintain and expand upon this product strategy in the future. For example, in 2010, we plan to launch the multiple channel Video -Decoder and Digital Video Server product line for video surveillance and video communication  in 1080i & 1080p HD (higher video quality format).

Develop New Technologies.    We plan to continue to develop additional technologies to address evolving customer requirements. For example, we are developing enhanced proprietary codec   and streamer technology for higher video quality video such as 1080i and 1080p. We will also enhance the H.264 single built in chip with our proprietary codec algorithm, etc.

Expand Customer Relationships.    Our Video Decoder, Video Display Controller /LCD Display Solution/, Digital Video Server (mobile video surveillance) are used by over 11 companies in the consumer, security surveillance and automotive markets. We sell our semiconductors through sales and customer support personnel and sales and marketing offices in the United States, Europe and Asia. We intend to continue to expand our sales, marketing and technical support capabilities to pursue additional design wins with our existing customers and to develop relationships with new customers in our target markets.

Backlog

We do not currently have any material backlog and fill customer requirements on a current basis.

Sales and Marketing

We sell our products worldwide through our direct sales force and applications engineering staff.  We also promote and market our products and services through industry trade shows worldwide, product brochures and catalogues, direct marketing and electronic mailings to existing and prospective customers, webinars, in-house training seminars for customers and end users, road shows which preview new products and advertising through trade and end user magazines and newspaper, and our web site (www.miktamusa.com).  In addition, we are also seeking a third party strategic partner, or VAR (Value Added Reseller) to further enhance our market share. We have sales and customer support personnel for the United States as well as the Asian markets. We intend to expand our sales and support capabilities and build a network of independent sales representatives in key regions domestically and internationally.

Our sales cycle typically ranges from six (6) to twelve (12) months. We work directly with system designers to create demand for our semiconductors by providing them with application-specific product information for their system design, engineering and procurement groups. We actively engage these groups during their design processes to introduce them to our semiconductors. We endeavor to design our products to meet anticipated, increasingly complex and specific design requirements, but which will also support widespread demand for the products and future enhancements to them. If successful, this process culminates in a system designer deciding to use our products in their system, which we refer to as a design win. Once our product is accepted and designed into an application, the system designer is likely to continue to use the same or enhanced versions of our product across a number of their models, which tends to extend the life cycles of our product. If we fail to achieve an initial design win, we may lose the opportunity for sales to a customer for a number of its products and for a lengthy period of time.

Environmental Matters

Laws and regulations relating to protection of the environment have not had a material impact on our business.

Research and Development

Our research and development efforts are focused on the development of new technologies as well as general purpose and application specific products. As of December 31, 2008, we had 21 persons (including key contractors) engaged in research and development. Our research and development expense was $158,180 in 2006, $70,052 in 2007, and $175,168 in 2008.

Intellectual Property

We seek to protect our proprietary technology, documentation and other written materials primarily under trade secret and copyright laws. We also typically require employees and consultants with access to our proprietary information to execute confidentiality agreements. The steps taken by us to protect our proprietary information may not be adequate to prevent misappropriation of our technology.

Although we rely primarily on trade secret laws and contractual restrictions to protect the technology in the semiconductors we currently design and market, our success and ability to compete in the future may also depend, to a significant degree, upon obtaining and enforcing patent protection for our video decoding architecture and other mixed signal technologies. As of January 8, 2010, we had two issued patents in the United States.  These patents aspects of the technology in the semiconductors we currently design and market, including a patent for our Live Video Express product line. Our patents have expiration dates ranging from June 21, 2020 to February 14, 2025. Patents that we currently own do not cover all of the semiconductors that we presently design and market. Our present and future patents may provide only limited protection for our technology and may not be sufficient to provide competitive advantages to us. For example, competitors could be successful in challenging any issued patents or, alternatively, could develop similar or more advantageous technologies on their own or design around our patents.

The laws of other countries in which we market our semiconductors, such as some countries in the Asia/Pacific region, may offer little or no protection for our proprietary technologies. Reverse engineering, unauthorized copying or other misappropriation of our proprietary technologies could enable third parties to benefit from our technologies without paying us for doing so. Any inability to protect our proprietary rights could harm our ability to compete, generate revenue and grow our business.

We may be required to resort to litigation to enforce our intellectual property rights. We may also be subject to legal proceedings and claims relating to our intellectual property in the ordinary course of our business. Intellectual property litigation is expensive and time-consuming and could divert management's attention away from running our business. This litigation could also require us to pay substantial damages to the party claiming infringement, stop selling products or using technology that contains the allegedly infringing intellectual property, develop non-infringing technology or enter into royalty or license arrangements.

Manufacturing

We do not own or operate a semiconductor fabrication, packaging or testing facility. We depend on third-party vendors to manufacture, package and test our products. By outsourcing manufacturing, we are able to avoid the cost associated with owning and operating our own manufacturing facility. This allows us to focus our efforts on the design and marketing of our products.

Semiconductor Fabrication.    We currently outsource our semiconductor manufacturing to TSMC & SMIC. We work closely with SMIC to forecast on a monthly basis our manufacturing capacity requirements. Our semiconductors are currently fabricated in several advanced, sub-micron manufacturing processes.

Because finer manufacturing processes lead to enhanced performance, smaller silicon chip size and lower power requirements, we continually evaluate the benefits and feasibility of migrating to smaller geometry process technologies in order to reduce cost and improve performance. We believe that our fabless manufacturing approach provides us with the benefits of superior manufacturing capability as well as flexibility to move the manufacturing, assembly and testing of our products to those vendors that offer the best capability at an attractive price. Nevertheless, because we do not have a formal, long-term pricing agreement with TSMC & SMIC, our wafer costs and services are subject to sudden price fluctuations based on the cyclical demand for semiconductors. Our engineers works diligently to increase yields, lower manufacturing costs and improve quality. The Company’s management has succeeded in negotiating with a foundry house as a strategic account for future potential product and market (obtaining favor pricing and support). We intend to qualify and retain additional foundries to manufacture our semiconductors in the future.

Assembly and Test.    Our products are shipped from TSMC or SMIC to third-party sort, assembly and test facilities where they are assembled into finished semiconductors and tested. We outsource all packaging and testing of our products to assembly and test subcontractors, principally ASE, Meicer Semiconductor (SMI). Our products are designed to use low cost, standard packages and to be tested with widely available test equipment.

Module/Board Assembly and Test.  We currently outsource our module/board manufacturing to Yun-Chung Co. and Sky Series Co. We work closely with these vendors to forecast on a monthly basis our manufacturing capacity requirements.

Quality Assurance.    We are committed to maintaining the highest level of quality in our products. We have designed and implemented a quality management system that provides the framework for continual improvement of products, processes and customer service. We also rely on in-depth simulation studies, testing and practical application testing to validate and verify our semiconductors. To ensure consistent product quality, reliability and yield, together with our manufacturing logistics partners we closely monitor the production cycle by reviewing manufacturing process data from each wafer foundry and assembly subcontractor.

Competition

The market in which we operate is extremely competitive, and is characterized by rapid technological change, continuously evolving customer requirements and declining average selling prices. We may not be able to compete successfully against current or potential competitors. We compete with numerous domestic and international semiconductor manufacturers and designers, including Philips Electronics N.V., Micronas Semiconductor Holding AG, Texas Instruments Incorporated, and Techwell, Inc. Most of our current and potential competitors have longer operating histories, significantly greater resources and name recognition and a larger base of customers than we do. This may allow them to respond more quickly than us to new or emerging technologies or changes in customer requirements. Some of our competitors currently offer product features or technologies that we do not currently offer but intend to sell in the future, such as general purpose video decoders. We must, therefore, compete against competitors that have more experience in developing and selling products and technologies that we do not currently offer but intend to offer the more advanced ones in the future. Some of our competitors also use smaller geometry process technologies in their products, which can result in better manufacturing yields and decreased costs. In addition, these competitors may have greater credibility with our existing and potential customers. Many of our current and potential customers have their own internally developed semiconductor solutions, and may choose not to purchase products from third party suppliers like us. Increased competition could harm our business, by, for example, increasing pressure on our profit margins or causing us to lose customers. In addition, delivery of products with defects or reliability, quality or compatibility problems may damage our reputation and competitive position. Therefore, our ability to compete successfully depends in part on our ability to deliver products without reliability, quality or compatibility problems as well as the capability to offer more complete and effective solution for customers.

Our ability to compete successfully depends on a number of factors, including:

•	performance and robustness;
•	functionality;
•	price and cost effectiveness;
•	rapid time-to-market; and
•	customer service and support.

We believe that we currently compete favorably with respect to these factors in the aggregate. However, we cannot assure you that our semiconductor and module/system solution products will continue to compete favorably or that we will be successful in the face of increasing competition from new products and enhancements introduced by existing competitors or new companies entering our market.

Facilities

Our corporate headquarters and primary research and development and operations facilities occupy approximately 2395 square feet and is located 2362-B Qume Drive, San Jose, California 95131, under a lease which will expire on September 30, 2011. We do not own any manufacturing facilities, and we contract and license to third parties the production and distribution of our semiconductors. We believe our space is adequate for our current needs and that suitable additional or substitute space will be available to accommodate foreseeable expansion of our operations.

Employees

As of January 8, 2010, we employed thirteen (13) full-time employees, including ten (10) in research and development, one (1) in sales, marketing and support, one (1) in operations and one (1) in general and administration. Within the next twelve (12) to twenty-four  (24) months, we intend to increase that number to sixty (60), including thirty-four (34) in research and development, fourteen (14) in technical support, four (4) in sales and marketing and six (6) in general and administration. We have never had a work stoppage and none of our employees is represented by a labor organization or under any collective bargaining arrangements. We consider our employee relations to be good.

Seasonality

We do not anticipate that our business will be seasonal to any material extent although installation of outdoor security and surveillance systems may be more difficult during winter months in area with more severe climates.

item 1a.   risk factors

You should carefully consider the risks described below before investing in our publicly traded securities. The risks described below are not the only ones facing us. Our business is also subject to the risks that affect many other companies, such as competition, technological obsolescence, labor relations, general economic conditions, geopolitical events, climate change and international operations. Additional risks not currently known to us or that we currently believe are immaterial also may impair our business operations and our liquidity.

Risks Relating To Our Business

An investment in the Company is highly speculative in nature and involves an extremely high degree of risk.

Miktam Technologies Americas Inc. was organized as a corporation under the laws of the State of Nevada on March 7, 2007.  Accordingly, MIKTAM has only a limited history upon which an evaluation of its prospects and future performance can be made.  Miktam’s operations are subject to all business risks associated with new enterprises.  The likelihood of Miktam’s success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the expansion of a business, operation in a competitive industry, and the continued development of advertising, promotions and a corresponding customer base. There is a possibility that Miktam could sustain losses in the future.  There can be no assurances that Miktam will even operate profitably.

Fluctuations in our revenue and operating results on a quarterly basis could cause the market price of our common stock to decline.

Our revenue and operating results are difficult to predict. Since inception we have generated only limited revenues and our operating results have fluctuated, and may in the future fluctuate from quarter to quarter. It is possible that our operating results in some quarters will be below market expectations. This would likely cause the market price of our common stock to decline, once a market has been established. Our quarterly operating results are affected by a number of factors, including:

•	unpredictable volume and timing of customer orders, which are not fixed by contract but vary on a purchase order basis;

•	the loss of one or more of our customers, causing a significant reduction or postponement of orders from these customers;

•	decreases in the overall average selling prices of our products;

•	changes in the relative sales mix of our products;

•	changes in our cost of finished goods;

•	the availability, pricing and timeliness of delivery of other components used in our customers' products;

•	our customers' sales outlook, purchasing patterns and inventory adjustments based on consumer demands and general economic conditions;

•	product obsolescence and our ability to manage product transitions;

•	our ability to successfully develop, introduce and sell new or enhanced products in a timely manner; and

•	the timing of new product announcements or introductions by us or by our competitors.

We base our planned operating expenses in part on our expectations of future revenue, and a significant portion of our expenses is relatively fixed in the short term. We have limited historical financial data from which to predict future sales for our products. As a result, it is difficult for us to forecast our future revenue and budget our operating expenses accordingly. If revenue for a particular quarter is lower than we expect, we likely will be unable to proportionately reduce our operating expenses for that quarter, which would harm our operating results for that quarter.

If the growth of demand for digital video applications for the consumer, security surveillance and automotive markets does not continue, our ability to generate revenue could suffer.

Our ability to increase our revenue will depend on increased demand for digital video applications in the consumer, security surveillance and automotive markets. If our target markets do not grow as rapidly or to the extent we anticipate, our business could suffer. The growth of our target markets is uncertain and will depend in particular upon:

•	consumer confidence and the continued increase of consumer spending levels;

•	the pace at which new digital video applications are adopted;

•	a continued reduction in the costs of products in these markets; and

•	the availability, at a reasonable price, of components required by such products, such as liquid crystal display, or LCD, panels.

The average selling prices of our semiconductor products have historically decreased rapidly and will likely do so in the future, which could harm our revenue and gross profits.

The semiconductor products we develop and sell are subject to rapid declines in average selling prices. From time to time, we have had to reduce our prices significantly to meet customer requirements, and we may be required to reduce our prices in the future. Reductions in our average selling prices to one customer could impact our average selling prices to all customers. This would cause our gross margins to decline. Our financial results will suffer if we are unable to offset any reductions in our average selling prices by increasing our sales volumes, reducing our costs or developing new or enhanced products on a timely basis with higher selling prices or gross margins.

The accounting rules regarding revenue recognition may cause fluctuations in our revenues independent of our order position.

The accounting rules we are required to follow require us to recognize revenues only when certain criteria are met. As a result, for a given quarter it is possible for us to fall short in our revenues and/or earnings estimates even though total orders are according to our plan or, conversely, to meet our revenue and/or earnings estimates even though total orders fall short of our plan, due to revenues resulting from the recognition of previously deferred revenues. Orders for software support and consulting services yield revenues over multiple quarters, often rather than at the time of sale. The specific terms agreed to with a customer and/or any changes to the rules interpreting such terms may have the effect of requiring deferral of product revenues in whole or in part or, alternatively, of requiring us to accelerate the recognition of such revenues for products to be used over multiple years.

We face intense competition and may not be able to compete effectively, which could reduce our market share and decrease our net revenue and profitability.

The markets in which we operate are extremely competitive and are characterized by rapid technological change, continuously evolving customer requirements and declining average selling prices. We may not be able to compete successfully against current or potential competitors. If we do not compete successfully, our market share and revenue may decline. We compete with large semiconductor manufacturers and designers.

Most of our current and potential competitors have longer operating histories, significantly greater resources and name recognition and a larger base of customers than we do. This may allow them to respond more quickly than we can to new or emerging technologies or changes in customer requirements. In addition, these competitors may have greater credibility with our existing and potential customers. Many of our current and potential customers have their own internally developed semiconductor solutions and may choose not to purchase products from third party suppliers like us.

We depend on key and highly skilled personnel to operate our business, and if we are unable to retain our current personnel and hire additional personnel, our ability to develop and market our products could be harmed.

We believe our future success will depend in large part upon our ability to attract and retain highly skilled managerial, engineering and sales and marketing personnel. The loss of any of our key employees or the inability to attract or retain qualified personnel, including engineers and sales and marketing personnel, could delay the development and introduction of, and harm our ability to sell our products and harm the market's perception of us. We believe that our future success is highly dependent on the contributions of Thomas Chao, our president, chief executive officer and chief financial officer, and Swe-Den Tsai our chief operating officer. We do not have long-term employment contracts with our officers, and their knowledge of our business and industry would be extremely difficult to replace.

If we fail to develop new products and enhance our existing products in order to react to rapid technological change and market demands, our business will suffer.

We must develop new products and enhance our existing products with improved technologies to meet rapidly evolving customer requirements. We need to design products for customers who continually require higher performance and functionality at lower costs. We must, therefore, continue to cost-effectively add features that enhance performance and functionality to our products. The development process for these advancements is lengthy and requires us to accurately anticipate technological innovations and market trends. Developing and enhancing these products is uncertain and can be time-consuming, costly and complex.

There is a risk that these developments and enhancements will be late, fail to meet customer or market specifications or not be competitive with products from our competitors that offer comparable or superior performance and functionality. Any new products or product enhancements may not be accepted in new or existing markets. Our business will suffer if we fail to develop and introduce new products or product enhancements on a cost-effective basis.

If we fail to achieve initial design wins for our products, we may lose the opportunity for sales for a significant period of time to customers and be unable to recoup our investments in our products.

We expend considerable resources in order to achieve design wins for our products, especially our new products and product enhancements. Once a customer designs a semiconductor into a product, it is likely to continue to use the same semiconductor or enhanced versions of that semiconductor from the same supplier across a number of similar and successor products for a lengthy period of time due to the significant costs associated with qualifying a new supplier and potentially redesigning the product to incorporate a different semiconductor. If we fail to achieve an initial design win in a customer's qualification process, we may lose the opportunity for significant sales to that customer for a number of its products and for a lengthy period of time. This may cause us to be unable to recoup our investments in our products, which would harm our business.

A significant portion of our products are sold into the consumer and security surveillance markets, and if sales of our semiconductors and module/system solution into these markets decline or do not increase, or if we do not increase our sales into the automotive market, our business and financial results could suffer.

We sell semiconductors targeted for the consumer, security surveillance and automotive markets. We believe that by the end of the Company’s 2010 fiscal year more than 60% of our sales will be derived from the sale of our products designed for the consumer and security surveillance markets. If sales of semiconductors into these markets decline or do not increase, or if demand slows in these markets generally, our operating results would suffer. In addition, we have increased our focus on the automotive market and devoted substantial resources to the development of semiconductors for digital video applications that address this market. If we are not successful in selling our semiconductors into this market, we may not recover the costs associated with our efforts in this area and our operating results could suffer.

We manufacture our products based on our estimates of customer demand, and if our estimates are incorrect our financial results could be negatively impacted.

Our sales are made on the basis of purchase orders rather than long-term purchase commitments. In addition, our customers may cancel purchase orders or defer the shipments of our products. We manufacture our products according to our estimates of customer demand. This process requires us to make multiple demand forecast assumptions, each of which may introduce error into our estimates. If we overestimate customer demand, we may manufacture products that we may not be able to sell. As a result, we would have excess inventory, which would increase our losses. Conversely, if we underestimate customer demand or if sufficient manufacturing capacity were unavailable, we would forego revenue opportunities, lose market share and damage our customer relationships.

Changes in our tax rates could affect our future results.

Our future effective tax rates could be favorably or unfavorably affected by the absolute amount and future geographic distribution of our pre-tax income, our ability to successfully shift our operating activities to our foreign operations and the amount and timing of intercompany payments from our foreign operations subject to United States income taxes related to the transfer of certain rights and functions. In addition, we are subject to the examination of our income tax returns by the Internal Revenue Service and other tax authorities. The outcomes of these examinations, if they occur, could harm our net income and financial condition.

We may not be able to manage our future growth effectively, and we may need to incur significant expenditures to address the additional operational and control requirements of our growth.

We are experiencing a period of significant growth and expansion, which has placed, and any future expansion will continue to place, a significant strain on our management, personnel, systems and financial resources. We plan to hire additional employees to support an increase in research and development as well as increase our sales and marketing efforts. To manage our growth successfully and handle the responsibilities of being a public company, we believe we must effectively:

•	hire, train, integrate and manage additional qualified engineers for research and development activities, sales and marketing personnel and financial and information technology personnel;

•	continue to enhance our customer resource management and manufacturing management systems;

•	expand and upgrade our technological capabilities; and

•	manage multiple relationships with our customers, distributors, suppliers and other third parties.

Our efforts may require substantial managerial and financial resources and may increase our operating costs even though these efforts may not be successful. If we are unable to manage our growth effectively, we may not be able to take advantage of market opportunities, develop new products, satisfy customer requirements, execute our business plan or respond to competitive pressures.

We may experience unforeseen delays, expenses or lower than expected product yields for our semiconductors manufactured by our third party vendors, which could increase our costs and prevent us from recognizing the benefits of new technologies we develop.

We occasionally have experienced delays in completing the development and introduction of new products and product enhancements, and we could experience delays in the future that may render our new or enhanced products, when introduced, obsolete and unmarketable. In addition, it is often difficult for semiconductor foundries to achieve satisfactory product yields. Product yields depend on both our product design and the manufacturing process technology unique to the semiconductor foundry. Since low yields may result from either design or process difficulties, identifying yield problems can only occur well into the production cycle after a product that can be physically analyzed and tested exists. Poor yields from our foundry could cause us to sell our products at lower gross margins and therefore harm our financial results.

Defects in our products could increase our costs, cause customer claims and delay our product shipments.

Although we test our products, they are complex and may contain defects and errors. Delivery of products with defects or reliability, quality or compatibility problems may damage our reputation and our ability to retain existing customers and attract new customers. In addition, product defects and errors could result in additional development costs, diversion of technical resources, delayed product shipments, increased product returns and product liability claims against us, which may not be fully covered by insurance. Any of these could harm our business.

We rely on a limited number of independent subcontractors for the manufacture, assembly and testing of our semiconductors and the failure of any of these third-party vendors to deliver products or otherwise perform as requested could damage our relationships with our customers, decrease our sales and limit our growth.

We do not have our own manufacturing or assembly facilities and have very limited in-house testing facilities. Therefore, we must rely on third-party vendors to manufacture, assemble and test the products we design. . We currently rely on SMIC to produce all of our semiconductors. We rely on ASE, Meicer Semiconductor to assemble, package and test our products. If these vendors do not provide us with high-quality products, services and production and test capacity in a timely manner, or if one or more of these vendors terminates its relationship with us, we may be unable to obtain satisfactory replacements to fulfill customer orders on a timely basis, our relationships with our customers could suffer and our sales could decrease. Other significant risks associated with relying on these third-party vendors include:

•	reduced control over product cost, delivery schedules and product quality;
•	potential price increases;
•	inability to achieve required production or test capacity and acceptable yields on a timely basis;

•	longer delivery times;
•	increased exposure to potential misappropriation of our intellectual property;
•	shortages of materials that foundries use to manufacture products;
•	labor shortages or labor strikes; and
•	quarantines or closures of manufacturing facilities due to the outbreak of viruses in Asia.

We currently do not have long-term supply contracts with any of our third-party vendors. Therefore, they are not obligated to perform services or supply products to us for any specific period, in any specific quantities or at any specific price, except as may be provided in a particular purchase order. SMIC nor ASE has provided contractual assurances to us that adequate capacity will be available for us to meet future demand for our products. These third party vendors may allocate products while reducing deliveries to us on short notice. In particular, other customers that are larger and better financed than we are or that have long-term agreements with SMIC or ASE may cause either or both of them to reallocate capacity to those customers, decreasing the capacity available to us.

We plan to retain additional foundries to manufacture our semiconductors, which could disrupt our current manufacturing process and negatively impact our sales volumes and net revenue.

As a result of the complexity in manufacturing our semiconductors, it is difficult to retain and rely on a new foundry. We may not be able to enter into a relationship with a new foundry that produces satisfactory yields on a cost-effective basis. If we need another foundry because of increased demand, or the inability to obtain timely and adequate deliveries from our current provider, we might not be able to cost-effectively and quickly retain other vendors to satisfy our requirements. Any failure to successfully integrate a new foundry could negatively impact our sales volumes and net revenue.

Our business depends on international customers, suppliers and operations in Asia, and as a result we are subject to regulatory, operational, financial and political risks, which could adversely affect our financial results.

The percentage of our revenues attributable to sales to customers in Asia was 98% in 2008 and 100% in 2007. We expect that revenues from customers in Asia will continue to account for substantially all of our revenues. Currently, we rely on our sales staff and our engineers to sell our products internationally.  However, in the near future, we intend to develop a network of third-party sales representatives to sell our products domestically and internationally Moreover, we have in the past relied on, and expect to continue to rely on, suppliers, manufacturers and subcontractors located in Asia. Accordingly, we are subject to several risks and challenges, any of which could harm our business and financial results. These risks and challenges include:

•	difficulties and costs of staffing and managing international operations across different geographic areas and cultures;

•	compliance with a wide variety of domestic and foreign laws and regulations, including those relating to the import or export of semiconductor products;

•	legal uncertainties regarding taxes, tariffs, quotas, export controls, export licenses and other trade barriers;

•	our ability to receive timely payment and collect our accounts receivable;

•
political, legal and economic instability, foreign conflicts and the impact of regional and global infectious illnesses in the countries in which we and our customers, suppliers, manufacturers and subcontractors are located;

•	legal uncertainties regarding protection for intellectual property rights in some countries; and

•	fluctuations in freight rates and transportation disruptions.

Our sales cycle can be lengthy, which could result in uncertainty and delays in generating revenue.

Because our products are based on constantly evolving technologies, we may experience a lengthy sales cycle for some of our semiconductors, particularly those designed for digital video applications in the automotive market. Our sales cycle typically ranges from six to 12 months. We may experience a delay between the time we increase expenditures for research and development, sales and marketing efforts and inventory and the time we generate revenue, if any, from these expenditures. In addition, because we do not have long-term commitments from our customers, we must repeat our sales process on a continual basis even for current customers looking to purchase a new product. As a result, our business could be harmed if a customer reduces or delays its orders, chooses not to release products incorporating our semiconductors or elects not to purchase a new product or product enhancements from us.

We rely primarily upon copyright and trade secret laws and contractual restrictions to protect our proprietary rights, and, if these rights are not sufficiently protected, our ability to compete and generate revenue could suffer.

We seek to protect our proprietary design processes, documentation and other written materials primarily under trade secret and copyright laws. We also typically require employees and consultants with access to our proprietary information to execute confidentiality agreements. The steps taken by us to protect our proprietary information may not be adequate to prevent misappropriation of our technology. In addition, our proprietary rights may not be adequately protected because:

•	the laws of other countries in which we market our semiconductors, such as some countries in the Asia/Pacific region, may offer little or no protection for our proprietary technologies;

•	people may not be deterred from misappropriating our technologies despite the existence of laws or contracts prohibiting these actions; and

•	policing unauthorized use of our intellectual property may be difficult, expensive and time-consuming, and we may be unable to determine the extent of any unauthorized use.

Reverse engineering, unauthorized copying or other misappropriation of our proprietary technologies could enable third parties to benefit from our technologies without compensating us for doing so. For example, if the foundry that manufactures our semiconductors loses control of our intellectual property, it would be more difficult for us to take remedial measures since it is located in China , which does not have the same protection for intellectual property as is provided in the United States. Any inability to adequately protect our proprietary rights could harm our ability to compete, generate revenue and grow our business.

We may not obtain sufficient patent protection on the technology embodied in the semiconductors we currently manufacture and market, which could harm our competitive position and increase our expenses.

Although we rely primarily on trade secret laws and contractual restrictions to protect the technology in the semiconductors we currently manufacture and market, our success and ability to compete in the future may also depend to a significant degree upon obtaining patent protection for our proprietary technology. As of December 2009, we had two issued patents in the United States. These patents cover aspects of the technology in the semiconductors we currently manufacture and market, including a patent for our LiveVideo. Patents that we currently own do not cover all of the semiconductors that we presently manufacture and market. Our patent applications may not result in issued patents, and even if they result in issued patents, the patents may not have claims of the scope we seek. In addition, any issued patents may be challenged, invalidated or declared unenforceable. The term of any issued patents would be 20 years from its filing date and if our applications are pending for a long time period, we may have a correspondingly shorter term for any patent that may issue. Our issued patents have expiration dates ranging from June 21, 2020 to February 14, 2025. Our present and future patents may provide only limited protection for our technology and may not be sufficient to provide us with competitive advantages. For example, competitors could be successful in challenging any issued patents or, alternatively, could develop similar or more advantageous technologies on their own or design around our patents. Also, patent protection in certain foreign countries may not be available or may be limited in scope and any patents obtained may not be as readily enforceable as in the United States, making it difficult for us to effectively protect our intellectual property from misuse or infringement by anyone in these countries. Our inability to obtain and enforce our intellectual property rights in some countries may harm our business. In addition, given the costs of obtaining patent protection, we may choose not to protect certain innovations that later turn out to be important to our business or our competitive position.

Intellectual property litigation, which is common in our industry, could be costly, harm our reputation, limit our ability to sell our products and divert the attention of management and technical personnel.

Our industry is characterized by frequent litigation regarding patent and other intellectual property rights. If a lawsuit were to be filed against us in connection with an offer to license technology or claims of infringement, our business would be harmed.

Questions of infringement in the digital video applications market involve highly technical and subjective analyses. Litigation may be necessary in the future to enforce any patents we may receive and other intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity, and we may not prevail in any future litigation. Litigation, whether or not determined in our favor or settled, could be costly, could harm our reputation, could cause our customers to use our competitors' products and could divert the efforts and attention of our management and technical personnel from normal business operations. In addition, adverse determinations in litigation could result in the loss of our proprietary rights, subject us to significant liabilities, require us to seek licenses from third parties or prevent us from licensing our technology or selling our products, any of which could seriously harm our business.

We may pursue acquisitions or investments in complementary technologies and businesses, which could harm our operating results and may disrupt our business.

In the future, we may pursue acquisitions of, or investments in, complementary technologies and businesses. Acquisitions present a number of potential risks and challenges that could, if not met, disrupt our business operations, increase our operating costs and reduce the value to us of the acquired company. Even if we are successful, we may not be able to integrate the acquired businesses, products or technologies into our existing business and products.

Furthermore, potential acquisitions and investments, whether or not consummated, may divert our management's attention and require considerable cash outlays at the expense of our existing operations. In addition, to complete future acquisitions, we may issue equity securities, incur debt, assume contingent liabilities or have amortization expenses and write-downs of acquired assets, which could adversely affect our profitability.

There may be conflicts of interest between our management and the non-management stockholders of the Company.

Conflicts of interest create the risk that management may have an incentive to act adversely to the interests of the stockholders of the Company. A conflict of interest may arise between our management's personal pecuniary interest and its fiduciary duty to our stockholders.

Risks Related to Our Industry

Due to the cyclical nature of the semiconductor industry, our operating results may fluctuate significantly, which could adversely affect the market price of our common stock.

The semiconductor industry is highly cyclical and subject to rapid change and evolving industry standards and, from time to time, has experienced significant downturns. These downturns are characterized by decreases in product demand, excess customer inventories and accelerated erosion of prices. These factors have caused and could cause substantial fluctuations in our net revenue and in our operating results. Any downturns in the semiconductor industry may be severe and prolonged, and any failure of this industry to fully recover from downturns could harm our business. The semiconductor industry also periodically experiences increased demand and production capacity constraints, which may affect our ability to ship products. Accordingly, our operating results have varied and may vary significantly as a result of the general conditions in the semiconductor industry, which could cause our stock price to decline.

The demand for semiconductors is affected by general economic conditions, which could impact our business.

The United States and international economies have recently experienced a period of slow economic growth. A sustained economic recovery is uncertain. In addition, terrorist acts and similar events, turmoil in the Middle East or war in general, could contribute to a slowdown of the market demand for our products. If the economic recovery slows down as a result of the recent economic, political and social turmoil, or if there are further terrorist attacks in the United States or elsewhere, we may experience decreases in the demand for our products, which may harm our operating results. Our business has been adversely affected by previous economic downturns.

Risks Related to our Securities

We have never paid dividends on our common stock.

We have never paid dividends on our common stock and do not presently intend to pay any dividends in the foreseeable future. We anticipate that any funds available for payment of dividends will be re-invested into the Company to further its business strategy.

We may, in the future, issue additional common shares, which would reduce investors’ percent of ownership and may dilute our share value

Our Articles of Incorporation authorizes the issuance of 450,000,000 shares of Class A Common Stock, par value $.0001 per share, of which 26,458,000 shares are currently issued and outstanding. The future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then existing shareholders.

We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

Authorization of preferred stock

Our Articles of Incorporation authorizes the issuance of up to 50,000,000 shares of preferred stock with designations, rights and preferences determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the holders of the common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although we have no present intention to issue any shares of its authorized preferred stock, there can be no assurance that the Company will not do so in the future.

Our common stock is subject to the "penny stock" rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (i) that a broker or dealer approve a person's account for transactions in penny stocks; and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must: (i) obtain financial information and investment experience objectives of the person; and (ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Security and Exchange Commission relating to the penny stock market, which, in highlight form: (i) sets forth the basis on which the broker or dealer made the suitability determination; and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because we do not intend to pay any cash dividends on our shares of common stock, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them at a price higher than that which they initially paid for such shares.

The market for penny stocks has experienced numerous frauds and abuses which could adversely impact investors in our stock.

We believe that the market for penny stocks has suffered from patterns of fraud and abuse. Such patterns include:

•	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	"Boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons; and

•	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers.

The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

We will incur increased costs as a result of being a public company.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002 and new rules subsequently implemented by the SEC and FINRA require changes in corporate governance practices of public companies. We expect these new rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. For example, as a result of becoming a public company, we have added an independent director, created additional board committees and adopted policies regarding internal controls and disclosure controls and procedures. In addition, we will incur additional costs associated with our public company reporting requirements. We also expect these new rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

State securities laws may limit secondary trading, which may restrict the states in which and conditions under which you can sell the shares offered by this prospectus.

Secondary trading in common stock sold in this offering will not be possible in any state until the common stock is qualified for sale under the applicable securities laws of the state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in the state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, the common stock in any particular state, the common stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the liquidity for the common stock could be significantly impacted thus causing you to realize a loss on your investment.

Currently, there is no public market for our securities, and there can be no assurances that any public market will ever develop or that our common stock will be quoted for trading and, even if quoted, it is likely to be subject to significant price fluctuations.

There has not been any established trading market for our common stock, and there is currently no public market whatsoever for our securities. Additionally, no public trading can occur until we file and have declared effective a Registration Statement with the US Securities and Exchange Commission (“SEC”). We have not determined whether or when we will file a Registration Statement. There can be no assurances as to whether, subsequent to registration with the SEC:

•	any market for our shares will develop;

•	the prices at which our common stock will trade; or

•
the extent to which investor interest in us will lead to the development of an active, liquid trading market.  Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors.

In addition, our common stock is unlikely to be followed by any market analysts, and there may be few institutions acting as market makers for our common stock. Either of these factors could adversely affect the liquidity and trading price of our common stock. Until our common stock is fully distributed and an orderly market develops in our common stock, if ever, the price at which it trades is likely to fluctuate significantly. Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for shares of our common stock, developments affecting our business, including the impact of the factors referred to elsewhere in these Risk Factors, investor perception of the Company and general economic and market conditions.  No assurances can be given that an orderly or liquid market will ever develop for the shares of our common stock.

If a market develops for our shares, sales of our shares relying upon rule 144 may depress prices in that market by a material amount.

The majority of the outstanding shares of our common stock held by present stockholders are "restricted securities" within the meaning of Rule 144 under the Securities Act of 1933, as amended.

As restricted shares, these shares may be resold only pursuant to an effective registration statement, such as this one (for the shares registered hereunder) or under the requirements of Rule 144 or other applicable exemptions from registration under the Act and as required under applicable state securities laws. On November 15, 2007, the Securities and Exchange Commission adopted changes to Rule 144, which, would shorten the holding period for sales by non-affiliates to six months (subject to extension under certain circumstances) and remove the volume limitations for such persons.   The changes took effect in February 2008. Rule 144 provides in essence that an affiliate who has held restricted securities for a prescribed period may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed 1.0% of a company's outstanding common stock. The alternative average weekly trading volume during the four calendar weeks prior to the sale is not available to our shareholders being that the Over the Counter Bulletin Board (“OTCBB”) (if and when listed thereon) is not an "automated quotation system" and, accordingly, market based volume limitations are not available for securities quoted only over the OTCBB. As a result of the revisions to Rule 144 discussed above, there is no limit on the amount of restricted securities that may be sold by a non-affiliate (i.e., a stockholder who has not been an officer, director or control person for at least 90 consecutive days) after the restricted securities have been held by the owner for a period of six months, if the Company has filed its required reports..  A sale under Rule 144 or under any other exemption from the Act, if available, or pursuant to registration of shares of common stock of present stockholders, may have a depressive effect upon the price of the common stock in any market that may develop.

item 2.    financial information

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Certain statements contained in this prospectus, including statements regarding the anticipated development and expansion of our business, our intent, belief or current expectations, primarily with respect to the future operating performance of Miktam Technologies Americas, Inc. and the products we expect to offer and other statements contained herein regarding matters that are not historical facts, are "forward-looking" statements. Future filings with the Securities and Exchange Commission, future press releases and future oral or written statements made by us or with our approval, which are not statements of historical fact, may contain forward-looking statements, because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

All forward-looking statements speak only as of the date on which they are made.  We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they are made.

 Overview

Miktam Technologies Americas, Inc. is a development stage company which was incorporated on March 7, 2007 in the state of Nevada. The Company is in the business of designing high performance SOC "system on a chip", module and related system total solutions aimed at the digital display video processing transmission application areas. While the Company has commenced its planned operations, there has been no significant revenue activity as of September 30, 2009. Currently, the Company is devoting substantial efforts in financial planning, raising capital, research and development, recruiting and training personnel and developing markets. The company is now at a turning point to launch a series of highly competitive product lines into its target markets, which will enable the Company to substantially increase revenue through robust sales.

On November 18, 2006, the Company entered into a share exchange agreement (the “Exchange Agreement”) to acquire all of the issued and outstanding shares of common stock of Miktam Technologies, Inc. (the MTI”), a company which was incorporated on April 29, 2004, under the laws of the state of California. Pursuant to the terms of the Exchange Agreement, the Company issued 8,300,000 shares of its common stock in exchange for all of the issued and outstanding capital stock of MTI.  In March 2007, the Company merged with MTI and MTI became a wholly owned subsidiary of the Company.

MTI is a comprehensive provider in high-performance yet cost effective components and module/solution encompassing analog IC design, video enhancement, format converters, as well as video/image compression/decompression (Codec), video streaming technologies, especially those related to Digital/High Definition TV (DTV/HDTV). These technologies encompass a complete package covering chip to system level applications with integrated software and hardware that provides superior products and satisfactory services.

Initially, Miktam focused on developing semiconductor and subsystem solutions based on its core technologies in high-performance Analog-to-Digital Converters (ADC) and video processors for flat-panel video and television. These IC products can be used in applications such as Digital and Analog Flat Panel Display, Set-Top Boxes, Broadcast Equipment, Personal Media Player (PMP), portable video devices, and related Digital video/TV products.

Recently, the Company has built up its technical team and key proprietary technologies covering video/image Codec (compression/decompression) and streaming, as well as its capabilities to integrate both chip/SOC and system/software. This enables the Company to develop modules and system products on video surveillance. In the coming years, we expect to improve the Company’s revenue substantially through increase business opportunity and robust growth in profit. Within the next 12 to 18 months, the Company also anticipates considerable sales of its products within the consumer video application market.

In seeking new applications with proven video processing and codec/streaming technologies beyond current applications, Miktam has identified the fast growing video surveillance industry as one of its focus and since 2008, the Company has rapidly move forward with developing processors which provide high quality video streaming in video surveillance and consumer video electronics. The Company anticipates that its products which will be equipped with true HD (1080p) video surveillance application will be ready for market deployment in the next 12 to 18 months.

The Company intends to develop a portfolio consisting of leading edge products by utilizing its strong in-house expertise and intellectual property on mixed signal/analog chip design and codec/streaming system technology. The Company hopes to produce these products by subcontracting through the semiconductor manufacturer (silicon wafer fab packaging/testing house) for chip and PCB assembly vendor for module/subsystem.

Plan of Operation

During the next 12 months, the Company will continue to develop its business. The Company plans to raise additional capital to continue its product development, build up infrastructure for business development, in order to enhance the product line and gain more market share. We estimate that within the next 12 months we will need to raise approximately US$4,000,000 in order to expand our business.

The Company reviewed its sales strategy and has also reinforced the product marketing in surveillance system and related applications. The demand for MIK623 has increased in the Chinese Market and we intend to continue to penetrate the Asian market for a period of time. The Company will continue to produce the MIK623 to fulfill the market demand. The Company also intends to increase its workforce in Semiconductor design and SOC capabilities during the next 12 months.

Results of Operations

The following tables summarize certain information from our financial statements appearing elsewhere in this registration statement.  The reader is directed to such financial statements and the accompanying notes for a full explanation of the information set forth below:

Balance Sheet Data:

	As of December 31,		As of September 30,
	2008	2007	2009
			(unaudited)

Total Current Assets	$875,389	$2,063,882	$527,412
Property and Equipment	$34,394	$20,591	$23,817
Intangible Assets	$21,952	$23,419	$21,052
Total Assets	$931,735	$2,107,892	$572,281

Total Liabilities	$437,763	$18,822	$840,270
Stockholders’ Equity	$493,972	$2,089,070	267,989
Total Liabilities and Stockholder’s Equity	$931,735	$2,107,892	$572,281

Statement of Operations Data

	For the year ended December 31,		For the nine months ended September 30,
	2008	2007	2009	2008
			(unaudited)

Revenues	$55,561	$-	$77,867	$49,670
Cost of Sales	$15,432	$-	$(40,469)	$(12,748)
Gross Profit	$40,129	$-	$37,398	$36,922
Expenses	$1,682,894	$1,157,333	$986,118	$1,144,685
Other Income (Expense)	$48,467	$(51,165)	$(20,986)	$47,997
Net (Loss)	$(1,595,098)	$(1,106,168)	$(969,706)	$1,059,766)
Net Income (Loss) per share	$(0.08)	$(0.06)	$(0.05)	$(0.05)

Results of Operations for the fiscal year ended December 31, 2008 compared to the fiscal year ended December 31, 2007.

Revenues

The Company is in its development stage and generated $55,561 and $0 in revenues for the fiscal years ended December 31, 2008 and December 31, 2007, respectively.

Total operating expenses

During the fiscal years ended December 31, 2008 and 2007, total operating expenses were $1,682,894 and $1,157,333, respectively. The general and administrative expenses were primarily the result of fees for bookkeeping and professional accounting.

Net loss

During the fiscal years ended December 31, 2008 and 2007, the net loss was $1,595,098 and $1,106,968, respectively.

Results of Operations For the nine months ended September 30, 2009 compared to the nine months ended September 30, 2008.

Revenues

The Company generated $77,867 and $49,670 in revenues during the nine months ended September 30, 2009 and 2008, respectively.

Total operating expenses

During the nine months ended September 30, 2009 and 2008, total operating expenses were $986,118 and $1,144,685, respectively. The general and administrative expenses were primarily the result of fees for bookkeeping and professional accounting.

Net loss

During the nine months ended September 30, 2009 and 2008, the net loss was $969,706 and $1,059,766, respectively.

Liquidity and Capital Resources

As of December 31, 2008 and September 30, 2009, the Company had cash and cash equivalent in the amount of $233,324 and $23,073. Cash and cash equivalents from inception to date have been sufficient to provide the operating capital necessary to operate to date.

Cash provided by financing activities for the nine months ended September 30, 2009 totaled $408,000 which was obtained through the issuance of promissory notes and shares of the Company’s common stock.

In December 2008, the Company issued a Convertible Promissory Note to Hsin-Ming Chen in the principal sum of $170,000.  The full and unpaid principal together with accrued interest on the note is convertible at the sole option of the holder into shares of the Company’s common stock at a conversion rate of $0.45 per share, subject to adjustment. The Convertible Promissory Note has a maturity date of March 31, 2010 and accrues interest at the rate of 9% per annum.

In February 2009, the Company issued a Promissory Note to Eugene Cheng in the principal sum of $50,000.  The Promissory Note had a maturity date of August 19, 2009 and accrued interest at the rate of 8% per annum. In lieu of repayment of the principal amount of the loan and accrued interest thereunder, Mr. Cheng converted the loan into shares of common stock of the Company.

In March 2009, an investor agreed to purchase 250,000 shares of the Company’s common stock, par value $.0001, at the purchase price of $0.60 per share.

On September 14, 2009, the Company issued a Convertible Promissory Note to Eugene Cheng for the principal sum of $150,000.  The full amount of unpaid principal and accrued interest of the note is convertible at the sole option of the holder into shares of the Company’s common stock at an initial conversion price of $.40 per share, subject to adjustment. Interest is accrued at 6% per annum and has a maturity date of September 14, 2010.

During the second quarter of 2009, 1,490,000 shares of common stock were issued to individuals for professional services provided to the Company valued in the amount of $57,745.

The Company had $77,867 in revenues and incurred net losses of $969,706 for the nine months ended September 30, 2009, and a net loss of $5,319,572 for the period April 29, 2004 (inception) to September 30, 2009.

The Company’s contractual obligation with Psalm Technologies as of December 31, 2008 was $243,000. The Company renewed a one year contract agreement with Psalm Technologies, Inc. for the consulting services on operations, sales and marketing, application engineering supports for its business in Taiwan and China. The agreement was from October 1, 2008 to September 30, 2009. The Company agreed to the monthly payments of $27,000 a yearly obligation of $324,000.

The Company’s contractual obligation with Jointek Electronic Inc as of September 30, 2009 was $60,000. The Company has revised and signed the contract agreement with Jointek Electronic Inc for the consulting services on the R&D operation in connection with the IC design and next generation products, including their software / hardware system engineering as well as Field Application Engineering Support related to the Company’s marketing. The agreement ended on December 31, 2009. The Company agreed to pay monthly payments of twenty thousand dollars.

The Company expects significant capital expenditures during the next 12 months, contingent upon raising capital. We anticipate that we will need US$4,000,000 for operations for the next 12 months. These anticipated expenditures are for manufacturing, research & development, marketing, sales channel development, general and administrative expenses and debt financing.

The Company will need to obtain additional capital in order to develop its business operations and become profitable. In order to obtain capital, the Company may need to sell additional shares of its common stock or borrow funds from private lenders. There can be no assurance that the Company will be successful in obtaining additional funding.

The Company will need additional investments in order to commence its planned operations. Additional investments are being sought, but the Company cannot guarantee that it will be able to obtain such investments.  Financing transactions may include the issuance of equity or debt securities, obtaining credit facilities, or other financing mechanisms. However, the trading price of the Company’s common stock and a downturn in the U.S. stock and debt markets could make it more difficult to obtain financing through the issuance of equity or debt securities. Even if the Company is able to raise the funds required, it is possible that it could incur unexpected costs and expenses, or experience unexpected cash requirements that would force it to seek alternative financing. Further, if the Company issues additional equity or debt securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of the Company’s common stock. If additional financing is not available or is not available on acceptable terms, the Company may not be able to develop its planned business activities.

Controls and Procedures

We are not currently required to maintain an effective system of internal controls as defined by Section 404 of the Sarbanes-Oxley Act of 2002.  We will be required to comply with the internal control requirements of the Sarbanes-Oxley Act for the fiscal year ending December 31, 2010. As of the date of this Form 10, we have not completed an assessment, nor have our auditors tested our systems, of internal control.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

item 3.   description of property

Our corporate headquarters and primary research and development and operations facilities occupy approximately 2395 square feet and is located 2362-B Qume Drive, San Jose, California 95131, at a monthly rate of $2179.  The lease expires in September 30, 2011. We do not own any manufacturing facilities, and we contract and license to third parties the production and distribution of our semiconductors. We believe our space is adequate for our current needs and that suitable additional or substitute space will be available to accommodate foreseeable expansion of our operations.

item 4.   security ownership of certain beneficial owners and management

The following table lists, as of January 8, 2010, the number of shares of common stock of our Company that are beneficially owned by (i) each person or entity known to our Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each officer and director of our Company; and (iii) all officers and directors as a group. Information relating to beneficial ownership of common stock by our principal shareholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 26,458,000 shares of our common stock issued and outstanding as of January 8, 2010.   Unless otherwise indicated, the address of each person listed is 2362-B Qume Drive, San Jose, CA 95131.  Our telephone number is (408) 392-0668.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Common Stock Beneficially Owned
Chung Ta Wu	3,500,000	13.22%
Thomas Chao	400,000	1.51%
Swe-Den Tsai	250,000	0.94%
Hsin Yun Lei	3,400,000(1)	12.80% (2)
Chuan-Chen Hu	0	0%
All directors and executive officers as a group (four persons)	4,050,000	15.24%

(1)	Includes 100,000 shares of common stock issuable upon the exercise of warrants. The warrants are exercisable until October 31, 2011 at an exercise price of $0.10. Mr. Lei is a director of the Company.

(2)	Based on 26,558,000 shares of common stock which would be issued and outstanding should Mr. Lei exercise the warrants to purchase 100,000 shares of the Company’s common stock.

item 5.    directors, executive officers, promoters and control persons

Directors and Executive Officers

The following table sets forth certain information regarding the members of our board of directors and our executive officers as of January 8, 2010:

Name	Age	Positions and Offices Held

Thomas Chao	58	President, Chief Executive Officer Chief Financial Officer and Director
Sweden Tsai	59	Chief Operating Officer
Hsin-Yun Lei	33	Director
Chuan-Chen Hu	50	Director

Thomas Chao has been our President, Chief Executive Officer, Chief Financial Officer of our Company since 2004. Mr. Chao has 27 years of management and design experience. Prior to Miktam, he served 16 years at Oki Semiconductor as Director of Engineering, responsible for annual revenues of approximately $300 million. While at Oki, Mr. Chao was responsible for managing the Engineering Department which included all ASIC, ASSP, technical libraries and system-on-a-chip (SOC) development. Mr. Chao holds a US patent #6,097,048 (2000). Mr. Chao received a Bachelor of Science in Physics, from National Central University at Chong-li, Taiwan in 1973. Mr. Chao also received a Masters of Science in Electrical Engineering (MSEE)in 1981 from Texas Tech University at Lubbock, Texas and a Masters in Business Administration (MBA) in 1998 from National University, San Diego, CA 1998.

Swe-Den Tsai has been our Chief Operating Officer since 2004. Mr. Tsai has 28 years of experience in Semiconductor/IC, Networking and Communication and IT related areas, which covers Corporate/General Management, R/D, Marketing/Sales, Strategic Planning etc. Mr. Tsai also served as the President/Vice Chairman in ASIX. Mr. Tsai holds a Ph.D of Material Science Engineering from the University of Texas, Austin.

Hsin Yun Lei has been a director of the Company since 2007.  From July 2008 to present, Ms. Lei has been the Sales Director at Anser Consulting Corporation in Taiwan, where she provides corporate training courses to companies in Taiwan. From 2007 to June 2008, Ms. Lei was the Senior Account Associate at Transaction Media, Inc. in Taiwan. During her employment with Transaction Media, Inc. Ms. Lei has built public relations with all Media and publishing companies in Taiwan. She also assisted the company with the relocation of its sales business to Eastern and Southern Asia. From 2004 to 2006, Ms. Lei served as an Advisor to Chief Executive Officer at Acutron Technology, Inc., where she provided the consultant and support services in Procurement, Sales and Marketing Strategies to the Semiconductor management team for Asia and USA market.. Ms. Lei holds a Bachelor of Arts in Music from Holly Names College, California.

Chuan-Chen Hu – Mr. Hu has been a director of the Company since 2007. From 2004 to present, Mr. Hu was the Chairman of the Board and Chief Executive Officer of Eden Investment & Development Inc. of Taiwan. From 2000 to 2003, Mr. Hu was Executive Board Director of Systems & Technology Corp. of Taiwan and Senior Advisor for Concourse Security Co. Ltd. of Taiwan. From 1996 to 2000, Mr. Hu was CEO of the Taiwan Branch of E.On Energy AG of Germany.  From 1990 to 1996, Mr. Hu was Regional Managing Director at the Far Eastern Office in Hong Kong of Trafalgar House PLC of U.K. Mr. Hu holds a Bachelor of Economics from Soochow University in Taiwan and MBA from the University of Texas Austin in the United States.

There are no familial relationships among any of our directors or officers.  None of our directors or officers is a director in any other U.S. reporting companies.  None of our directors or officers has been affiliated with any company that has filed for bankruptcy within the last five years.  The Company is not aware of any proceedings to which any of the Company’s officers or directors, or any associate of any such officer or director, is a party adverse to the Company or any of the Company’s subsidiaries or has a material interest adverse to it or any of its subsidiaries.

Each director of the Company serves for a term of one year or until the successor is elected at the Company's annual shareholders' meeting and is qualified, subject to removal by the Company's shareholders.  Each officer serves, at the pleasure of the board of directors, for a term of one year and until the successor is elected at the annual meeting of the board of directors and is qualified.

Auditors

Michael F. Albanese, CPA is our independent registered public accounting firm.

Code of Ethics

We do not currently have a Code of Ethics applicable to our principal executive, financial and accounting officers. We do not have a “financial expert” on the board or an audit committee or nominating committee.

Potential Conflicts of Interest

Since we do not have an audit or compensation committee comprised of independent directors, the functions that would have been performed by such committees are performed by our Board of Directors. Thus, there is a potential conflict of interest in that our directors have the authority to determine issues concerning management compensation, in essence their own, and audit issues that may affect management decisions.  We are not aware of any other conflicts of interest with any of our executives or directors.

item 6.   executive compensation

Since our incorporation on March 7, 2007, Thomas Chao has been our President, Chief Executive Officer, Chief Financial Officer and a Director. We have no formal employment or consulting agreement with Mr. Thomas. During the year ended December 31, 2008, Mr. Chao received $104,000 in compensation as an officer of the Company.

Since our incorporation on March 7, 2007, Swe-Den Tsai has been our Chief Operating Officer and has received $12,000 as compensation in such capacity.

Summary Compensation

Since inception the Company's officers and directors have received the following cash remuneration or compensation.

SUMMARY COMPENSATION TABLE
Name and principal position (a)	Year(1) (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
Thomas Chao (Pres. CEO & CFO)	2007	0	0	0	0	0	0	0	0
	2008	104,000	0	0	0	0	0	0	104,000
Sweden Tsai (COO)	2007	0	0	0	0	0	0	0	0
	2008	12,000	0	0	0	0	0	0	12,000
Hsin-Yun Lei (Director)	2007	0	0	0	0	0	0	0	0
	2008	0	0	0	0	0	0	0	0
Chuan-Chen Hu (Director)	2007	0	0	0	0	0	0	0	0
	2008	0	0	0	0	0	0	0	0

Employment Agreements

We do not have any employment agreements with our officers/directors.  We do not maintain key-man life insurance for any our executive officers/directors.

Stock Option Grants

Since our incorporation on March 07, 2007, no stock options or stock appreciation rights were granted to any of our directors or executive officers, none of our directors or executive officers exercised any stock options or stock appreciation rights, and none of them hold unexercised stock options. We have no long-term incentive plans.

Director Compensation

We did not pay our directors any compensation during fiscal years ending December 31, 2008.

item 7.  certain relationships and related transactions

On December 7, 2007 by action taken by our board of directors, we exchanged 400,000 shares of MTI owned by Thomas Chao, our Chief Executive Officer, President, Treasurer, Secretary and a director for 400,000 shares of our common stock. The share exchange was made pursuant to the Exchange Agreement dated November 18, 2006 between MTI and Miktam. This transaction was conducted in reliance upon an exemption from registration provided under Section 4(2) of the Securities Act of 1933, as amended.  Mr. Chao was our sole officer and sole director at the time of the transaction and had access to all of the information which would be required to be included in a registration statement, and the transaction did not involve a public offering.

On December 7, 2007 by action taken by our board of directors, we exchanged 250,000 shares of MTI owned by Swe-Den Tsai, our chief operating officer for 250,000 shares of our common stock. The share exchange was made pursuant to the Exchange Agreement dated November 18, 2006 between MTI and Miktam. This transaction was conducted in reliance upon an exemption from registration provided under Section 4(2) of the Securities Act of 1933, as amended.  Mr. Tsai was our Chief Operating at the time of the transaction and had access to all of the information which would be required to be included in a registration statement, and the transaction did not involve a public offering.

On March 24, 2009 by action taken by our board of directors, we exchanged 470,000 shares of MTI owned by Hsin Yun Lei, a director for 470,000 shares of our common stock. The shares were issued in consideration for services rendered as a marketing consultant to the Company, valued in the amount of $0.01. The share exchange was made pursuant to the Exchange

Agreement dated November 18, 2006 between MTI and Miktam. This transaction was conducted in reliance upon an exemption from registration provided under Section 4(2) of the Securities Act of 1933, as amended.  Mr. Lei was a director at the time of the transaction and had access to all of the information which would be required to be included in a registration statement, and the transaction did not involve a public offering.

On April 6, 2009 by action taken by our board of directors, we exchanged 1,730,000 shares of MTI owned by Hsin Yun Lei, a director for 1,730,000 shares of our common stock. The share exchange was made pursuant to the Exchange Agreement dated November 18, 2006 between MTI and Miktam. This transaction was conducted in reliance upon an exemption from registration provided under Section 4(2) of the Securities Act of 1933, as amended.  Mr. Lei was a director at the time of the transaction and had access to all of the information which would be required to be included in a registration statement, and the transaction did not involve a public offering.

On October 9, 2009 by action taken by our board of directors, we issued 1,100,000 shares of our common stock to Hsin Yun Lei, a director. The shares were issued in consideration for the purchase price of $0.01 per share or the aggregate purchase price of $11,000. This transaction was conducted in reliance upon an exemption from registration provided under Section 4(2) of the Securities Act of 1933, as amended.  Ms. Lei was a director at the time of the transaction and had access to all of the information which would be required to be included in a registration statement, and the transaction did not involve a public offering.

Director Independence

We are not subject to listing requirements of any national securities exchange or national securities association and, as a result, we are not at this time required to have our board comprised of a majority of “independent directors.”  However, we believe that two (2) of our three (3) directors, Ms. Hsin-Yun Lei and Mr. Chuan-Chen Hu, currently meet the definition of “independent” as promulgated by the rules and regulations of the American Stock Exchange.

item 8.    legal proceedings

There are no legal proceedings that have occurred within the past five years concerning our directors, or control persons which involved a criminal conviction, a criminal proceeding, an administrative or civil proceeding limiting one's participation in the securities or banking industries, or a finding of securities or commodities law violations.

item 9.     market price of and dividends on the registrant’s common equity and related stockholder matters

Market Information

There is no current public trading market for the common stock and there is no assurance that one will develop in the near future, if ever. Miktam will seek application to be listed on the over-the-counter bulletin board trading facility ("OTCBB") after this registration statement is declared effective by the Securities and Exchange Commission with filing this Form 10. The Company cannot assure that its shares will trade at or above the Company's net asset value.

Holders

There are approximately 80 holders of record of Miktam’s common stock as of January 8, 2010.

Dividend Policy

Holders of Miktam’s common stock are not entitled to receive dividends. Miktam has not declared or paid any dividends on its common shares and it does not plan on declaring any dividends in the near future.  Miktam currently intends to use all available funds to finance the operation and expansion of its business.

Shares Eligible for Future Sale

Miktam currently has 26,458,000 shares of common stock outstanding at January 8, 2010.

item 10.   recent sales of unregistered securities

On March 24, 2009 by action taken by our board of directors, we issued 470,000 shares of our common stock to Hsin Yun Lei, a director. The shares were issued in consideration for services rendered as a marketing consultant to the Company, valued in the amount of $0.01.This transaction was conducted in reliance upon an exemption from registration provided under Section 4(2) of the Securities Act of 1933, as amended.  Ms. Lei was a director at the time of the transaction and had access to all of the information which would be required to be included in a registration statement, and the transaction did not involve a public offering.

On October 9, 2009 by action taken by our board of directors, we issued 1,100,000 shares of our common stock to Hsin Yun Lei, a director. The shares were issued in consideration for the purchase price of $0.01 per share or the aggregate purchase price of $11,000. This transaction was conducted in reliance upon an exemption from registration provided under Section 4(2) of the Securities Act of 1933, as amended.  Ms. Lei was a director at the time of the transaction and had access to all of the information which would be required to be included in a registration statement, and the transaction did not involve a public offering.

Between March 24, 2009 and October 9, 2009, by action taken by our board of directors, we issued 3,650,000 shares of our common stock to non US persons. Each of the security holders has acquired his, her or its shares solely for investment and not with a view to or for resale or distribution of such securities.  The shares were offered and sold to the security holders at the purchase price of $0.84 per share and the issuances were made pursuant to the exemptions from the registration under the Securities Act provided by Regulation S of the Securities Act.  None of the security holders are affiliates or controlled by our affiliates and none of the security holders are now or were at any time in the past an officer or director of ours or any of any of our predecessors or affiliates.

item 11.    description of securities

The  following  description of our  capital  stock  is a  summary and is qualified in its entirety by the  provisions of our Articles of  Incorporation which has been filed as an exhibit to our  registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue 450,000,000 common stock with par value of $0.0001, of which 26,458,000 shares are issued and outstanding as of January 8, 2010.  Each holder of our shares of our common stock is entitled to one vote per share on all matters to be voted upon by the stockholders, including the election of directors. The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights. There is no provision in our Articles of Incorporation or By-laws that would delay, defer or prevent a change in control of our Company.

Preferred Stock

We are authorized to issue 50,000,000 shares of preferred stock, none of which is issued and outstanding. Our board of directors has the right, without shareholder approval, to issue preferred shares with rights superior to the rights of the holders of shares of common stock. As a result, preferred shares could be issued quickly and easily, negatively affecting the rights of holders of common shares and could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult. Because we may issue up to 50,000,000 shares of preferred stock in order to raise capital for our operations, your ownership interest may be diluted which results in your percentage of ownership in us decreasing.

Warrants and Options

As January 8, 2010, the Company has 500,000 warrants issued and outstanding.  On December 24, 2007, the Company issued to Hsin-Yun Lei 100,000 warrants to purchase 100,000 shares of Common Stock or Preferred Stock of the Company. Each warrant has an exercise price of $0.10 and a termination date of October 31, 2011.

On December 24, 2007, the Company issued to Eugene Cheng 400,000 warrants to purchase 400,000 shares of Common Stock or Preferred Stock of the Company. Each warrant has an exercise price of $0.10 and a termination date of October 31, 2011.

Transfer Agent

We are currently serving as our own transfer agent, and plan to continue to serve in that capacity until such time as management believes it is necessary or appropriate to employ an independent transfer agent in order to facilitate the creation of a public trading market for its securities. Should our securities be quoted on any exchange or OTC quotation system or application is made to have the securities quoted, an independent transfer agent will be appointed.

item 12.   indemnification of directors and officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the Nevada Revised Statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's Articles of Incorporation.  Our Articles of Incorporation do not specifically limit our directors' immunity.  Excepted from that immunity are: (a) a willful failure to deal fairly with the company or its stockholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by  individual  contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in  connection  with any  proceeding, or part thereof, initiated by such person unless such indemnification:  (a) is expressly required to be made by law, (b) the proceeding was authorized by our board of directors, (c) is provided by us, in our sole discretion, pursuant to the powers vested in us under Nevada law or (d) is required to be made pursuant to the bylaws.

Our bylaws also provide that we may indemnify a director or former director of a subsidiary corporation and we may indemnify our officers, employees or agents, or the officers, employees or agents of a subsidiary corporation and the heirs and personal representatives of any such person, against all expenses incurred by the person relating to a judgment, criminal charge, administrative action or other proceeding to which he or she is a party by reason of being or having been one of our directors, officers or employees.

Our directors may cause us to purchase and maintain insurance for the benefit of a person who is or was serving as our director, officer, employee or agent, or as a director, officer, employee or agent or our subsidiaries, and his or her heirs or personal representatives against a liability incurred by him as a director, officer, employee or agent.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and control persons pursuant to the foregoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, and is, therefore, unenforceable.

item 13.   financial statements and supplementary data

MIKTAM TECHNOLOGIES AMERICAS INC. AND MIKTAM TECHNOLOGIES, INC.
(A Development Stage Company)

Consolidated Financial Statements

(Unaudited)

September 30, 2009
MIKTAM TECHNOLOGIES AMERICAS INC. AND MIKTAM TECHNOLOGIES, INC.
(A Development Stage Company)
Consolidated Financial Statements

September 30, 2009

(Unaudited)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

To the Audit Committee of MIKTAM TECHNOLOGIES AMERICAS INC. AND MIKTAM TECHNOLOGIES, INC.:

I have reviewed the consolidated balance sheet of MIKTAM TECHNOLOGIES AMERICAS INC. AND MIKTAM TECHNOLOGIES, INC. (a development stage company) as of September 30, 2009, and the related consolidated statements of operations and cash flows of the six months ended September 30, 2009 and 2008.  These financial statements are the responsibility of the company's management.

I conducted my review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, I do not express such an opinion.

Based on my reviews, I am not aware of any material modifications that should be made to the consolidated financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States.

I have previously audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheet of MIKTAM TECHNOLOGIES AMERICAS INC. AND MIKTAM TECHNOLOGIES, INC. (a development stage company) as of December 31, 2008 and the related statements of operations and cash flows for the year ended (not presented herein); and in my report dated March 29, 2009, I expressed an unqualified opinion on those consolidated financial statements. In my opinion, the information set forth in the accompanying consolidated balance sheet as of December 31, 2008, is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.

/s/ Michael F. Albanese, CPA
_________________________________
Michael F. Albanese, CPA
Parsippany, New Jersey
November 12, 2009

F-1

MIKTAM TECHNOLOGIES AMERICAS INC. AND MIKTAM TECHNOLOGIES, INC.
(A Development Stage Company)
CONSOLIDATED BALANCE SHEET
(UNAUDITED)
 (IN US$)

Assets	September 30, 2009	December 31, 2008
Current assets:
Cash and cash equivalents	$33,204	$233,324
Accounts receivable	44,940	7,972
Inventory	313,048	502,286
Prepaid expenses	131,234	131,807
Other current assets	4,986	-
Total Current Assets	527,412	875,389

Property and equipment, net	23,817	34,394
Other assets	21,052	21,952

Total Assets	$572,281	$931,735

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable	$370,000	$170,000
Accounts payable	33,040	182,485
Accrued expenses	379,230	85,278
Due to a stockholder	58,000	-
Total Current Liabilities	840,270	437,763

Stockholders’ equity
Common stock, par value $.0001 per share; authorized 500,000,000 shares; 22,178,000 and 20,438,000 issued and outstanding as of September 30, 2009 and December 31, 2008, respectively	2,218	2,044
Additional paid in capital	5,049,365	4,841,794
Deficit accumulated during the development stage	(5,319,572)	(4,349,866)
Total Stockholders’ Equity	(267,989)	493,972

Total Liabilities and Stockholders’ Equity	$572,281	$931,735

The accompanying notes are an integral part of the financial statements.

F-2

MIKTAM TECHNOLOGIES AMERICAS INC. AND MIKTAM TECHNOLOGIES, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)
 (IN US$)

	Three months ended September 30,		Nine months ended September 30,		April 29, 2004 (Inception) to September 30,
	2009	2008	2009	2008	2009

Net sales	$60,393	22,070	77,867	$49,670	$133,428
Cost of goods sold	(32,891)	(7,904)	(40,469)	(12,748)	(55,901)
Gross profit	27,502	14,166	37,398	36,922	77,527

Expenses:
General and administrative	264,096	324,644	900,127	1,018,376	4,976,542
Research and development	54,211	33,259	77,820	118,970	481,220
Depreciation and amortization	2,655	2,967	8,171	7,339	29,281
Advertising	-	-	-	-	2,500
Total Operating Expenses	320,962	360,870	986,118	1,144,685	5,489,543
Loss from operations	(293,460)	(346,704)	(948,720)	(1,107,763)	(5,412,016)

Other income (expenses), net	(3,349)	8,432	(20,986)	47,997	96,444
Loss before income taxes	(296,809)	(338,272)	(969,706)	(1,059,766)	(5,315,572)
Income tax	-	-	-	-	4,000
Net (loss)	$(296,809)	(338,272)	(969,706)	$(1,059,766)	(5,319,572)

Loss per share:
Basic and diluted per share	$(0.01)	$(0.02)	(0.05)	$(0.05)

Weighted average shares outstanding:
Basic and diluted	22,178,000	20,438,000	21,409,159	20,438,000

The accompanying notes are an integral part of the financial statements.

F-3

MIKTAM TECHNOLOGIES AMERICAS INC. AND MIKTAM TECHNOLOGIES, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
For the period April 29, 2004 (Inception) to September 30, 2009
(IN US$)

	Common stock		Additional paid in capital	Deficit accumulated during the development stage	Total Shareholders’ Equity
	Shares	Value
Balance, April 29, 2004 (Date of Inception)	8,300,000	$830	$(830)	$-	$-
Net loss	-	-	-	(133,190)	(133,190)
Balance December 31, 2004	8,300,000	830	(830)	(133,190)	(133,190)
Net loss	-	-	-	(647,718)	(647,718)
Balance December 31, 2005	8,300,000	830	(830)	(780,908)	(780,908)
Net loss	-	-	-	(866,892)	(866,892)
Balance December 31,2006	8,300,000	830	(830)	(1,647,800)	(1,647,800)
Recapitalization, March 7, 2007	-	-	1,643,000	-	1,643,000
Shares issued for conversion of bridge loan, par value $.0001	1,000,000	100	499,900	-	500,000
Shares issued for services, par value $.0001	8,385,000	838	-	-	838
Shares issued for cash, par value $.0001	2,753,000	276	2,699,724	-	2,700,000
Net loss	-	-	-	(1,106,968)	(1,106,968)
Balance as of December 31, 2007	20,438,000	2,044	4,841,794	(2,754,768)	2,089,070
Net loss	-	-	-	(1,595,098)	(1,595,098)
Balance as of December 31, 2008	20,438,000	2,044	4,841,794	(4,349,866)	493,972
Share issued for cash	250,000	25	149,975	-	150,000
Shares issued for services, par value $.0001	1,490,000	149	57,596	-	57,745
Net loss	-	-	-	(969,706)	(969,706)

Balance as of September 30, 2009	22,178,000	$2,218	$5,049,365	$(5,319,572)	$(267,989)

The accompanying notes are an integral part of the financial statements.

F-4

MIKTAM TECHNOLOGIES AMERICAS INC. AND MIKTAM TECHNOLOGIES, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENT OF CASH FLOWS
 (UNAUDITED)
 (IN US$)

	Nine months ended September 30,		April 29, 2004 (Inception) to September 30,
	2009	2008	2009

Cash flow from operating activities:
Net loss	$(969,706)	$(1,059,766)	$(5,319,572)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	8,171	7,339	29,281
Loss on disposal of fixed assets	3,306	-	3,306
Stock issued for services	57,745	-	58,583
Changes in assets and liabilities:
Increase in inventory	10,680	(155,360)	(491,606)
Increase in account receivable	(36,968)	(49,670)	(44,940)
Increase in other assets	(4,413)	(3,145)	(132,139)
Increase in account payable	29,113	35,597	211,598
Decrease in accrued expenses	293,952	17,702	379,230
Cash flows used in operating activities	(608,120)	(1,207,303)	(5,306,259)
Cash flow from investing activities:
Purchase of intangible assets	-	-	(2,000)
Purchase of fixed asset	-	(22,643)	(52,537)
Net cash used in investing activities	-	(22,643)	(54,537)
Cash flow from financing activities:
Proceeds from issuance of note	200,000	-	700,000
Proceeds from a stockholder	58,000	-	58,000
Common stock issued	150,000	-	-
Net cash provided by financing activities	408,000	-	5,394,000

Net (decrease) increase in cash and cash equivalents	(200,120)	(1,229,946)	33,204

Beginning cash and cash equivalents	233,324	1,850,015	-

Ending cash and cash equivalents	$33,204	$620,069	$33,204

Supplemental disclosure of cash flow information:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

The accompanying notes are an integral part of the financial statements.

F-5

MIKTAM TECHNOLOGIES AMERICAS INC. AND MIKTAM TECHNOLOGIES, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Nature of Business and Basis of Presentation

Miktam Technologies Americas Inc. (“the Company”) was incorporated in Nevada, United States of America on March 7, 2007.

The Company is devoting substantially all of its efforts to establishing business in the operation of a fabless integrated circuit (IC) design business, to create the “chip design” and the innovation in silicon intellectual property (IP). The planned principal operations have commenced, but there has been no significant revenue activity as of September 30, 2009.  Currently the Company is devoting most of its effort to activities such as financial planning, raising capital, research and development, recruiting and training personnel, and developing markets.

The Company has limited revenue and in accordance with Statement of Financial Accounting Standards No. 7 (SFAS #7), the Company is considered a development stage company.

On November 18, 2006, the Company entered into a share exchange agreement to acquire all of the issued and outstanding common stock and preferred stock of Miktam Technologies, Inc. (“the Subsidiary”), a company incorporated on April 29, 2004, in California, United States of America.  This agreement was executed in 2007.  Pursuant to terms of the agreement, the Company, in exchange for all of the issued and outstanding common and preferred stock of the Subsidiary, issued 8,300,000 shares of the Company to the former Subsidiary’s shareholders.  There was no minority interest in the Subsidiary since all the former subsidiary’s shareholders agreed and exchanged the shares of the subsidiary to shares of the Company according to the agreement.

Miktam Technologies, Inc. is mainly engaged in the operation of a fabless integrated circuit (IC) design business. The subsidiary develops, creates the “chip design” and the innovation in silicon intellectual property (IP).  The subsidiary subcontracts the semiconductor fabrication factory to manufacture the chip and then the subsidiary markets and sells the chip products. The subsidiary is developing and marketing the system application modules in 2009.

The share exchange (see above) of equity interests between the Company and the Subsidiary were accounted for as if the entities were under common control, similar to a pooling of interests.  Accordingly, the financial statements presented, from inception, are those of the Subsidiary for all periods prior to the acquisition, and the financial statement of the consolidated companies from the acquisition date forward.  The historical stockholders’ deficit of the Subsidiary prior to acquisition have been retroactively restated for the equivalent number of shares received in the acquisition after giving effect to any differences in the par value of the Company’s and subsidiary’s common stock, with an offset to additional paid-in capital.  The restated consolidated accumulated deficit of the accounting acquirer (the subsidiary) is carried forward after acquisition.

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles.

F-6

MIKTAM TECHNOLOGIES AMERICAS INC. AND MIKTAM TECHNOLOGIES, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 – Summary of Significant Accounting Policies

Basis of Consolidation – The consolidated financial statements include the accounts of Miktam Technologies Americas Inc. and Miktam Technologies, Inc. (collectively known as “the Company”) in which Miktam Technologies Americas Inc. has a controlling voting interest.  All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates – Preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect certain reported amounts and disclosures.  Accordingly, actual results could differ from those estimates.

Cash and Cash Equivalents – Cash and cash equivalents include cash on hand, cash on deposits and all short-term highly liquid investments purchased with remaining maturities of nine months or less.

Fair Value of Financial Instruments – The carrying amount of cash, accounts receivable and accounts payable approximates fair value due to the short-term nature of these instruments.

Property and Equipment – Property and equipment are recorded at cost. Depreciation and amortization are calculated using the straight-line method over the estimated useful lives of the related assets (5 years for computers and accessories, 7 years for furniture and 5 years for equipment). Upon sale or retirement of assets, the cost and related accumulated depreciation or amortization is eliminated from the respective amounts and any resulting gains or losses are reflected in operations.  Expenditures for repairs and maintenance costs are expensed as incurred.

Inventory – Inventory is stated at the lower of cost or market (First-in-first-out method).  Inventories on hand are evaluated on an on-going basis to determine if any items are obsolete or in excess of future needs. Items determined to be obsolete are reserved for. The Company provides for the possible inability to sell its inventories by providing an excess inventory reserve. As of September 30, 2009 and December 31, 2008, there has been no allowance for obsolete stock recorded.

Income Taxes – The Company adopted FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes”, which clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” The Company utilizes the liability method of accounting for income taxes. Under the liability method deferred tax assets and liabilities are determined based on the differences between financial reporting basis and the tax basis of the assets and liabilities and are measured using enacted tax rates and laws that will be in effect, when the differences are expected to reverse. An allowance against deferred tax assets is recognized, when it is more likely than not, that such tax benefits will not be realized.

Any deferred tax benefit is considered immaterial and has been fully offset by a valuation allowance because at this time the Company believes that it is more likely than not that the future tax benefit will not be realized as the Company has limited revenue.

F-7

MIKTAM TECHNOLOGIES AMERICAS INC. AND MIKTAM TECHNOLOGIES, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 – Summary of Significant Accounting Policies (continued)

Allowance for Doubtful Accounts – The Company evaluates the collectability of accounts receivable based upon a combination of factors, including the current business environment and historical experience. If a customer is unable to meet its financial obligations, the Company records an allowance to reduce the receivable to the amount which reasonably believe the Company will be able to collect from the customer. For all other customers, the Company records an allowance based upon the amount of time the receivables are past due. If actual accounts receivable collections differ from these estimates, an adjustment to the allowance may be necessary with a resulting effect on operating expense.

Revenue Recognition – Revenues are recognized in connection with sales of products when all of the following conditions are met: (1) there exists evidence of an arrangement with the customer, typically consisting of a purchase order or contract; (2) products have been delivered and title and risk of loss has passed to the customer, which occurs when a product is shipped under customary terms, generally FOB shipping point; (3) the amount of revenue is fixed or determinable; and (4) collectability is reasonably assured.

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008

General and administrative costs	$264,096	$324,644	$900,127	$1,018,376
Research and development	$54,211	$33,259	$77,820	$118,970

Geographic Information – Product revenues for the three and nine months ended September 30, 2009 and 2008 were primarily from customers based in the following countries:

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008

China and Taiwan	20,393	22,070	36,968	49,670
USA	40,000	-	40,899	-
	$60,393	$22,070	$77,867	$49,670

Off-Balance-Sheet Risk and Concentration of Credit Risk – Financial instruments that potentially expose concentrations of credit risk primarily consist of cash and cash equivalents, investments and accounts receivable.  Management believes there are no significant off-balance-sheet risks such as those associated with foreign exchange contracts, option contracts or other foreign exchange hedging arrangements.  With respect to concentration of credit risk, the Company has cash investment policies which, among other things, limit investments to investment-grade securities.  Ongoing credit evaluations of the customers are performed and allowances for potential credit losses maintained.

Foreign Currency – The U.S. dollar is utilized as the functional currency, gains and losses resulting from foreign currency transactions (transactions denominated in a currency other than the functional currency) are included in income.

F-8

MIKTAM TECHNOLOGIES AMERICAS INC. AND MIKTAM TECHNOLOGIES, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 – Summary of Significant Accounting Policies (continued)

Intangible Assets – Intangible assets with finite lives are amortized over their respective estimated useful lives. The amount of intangible assets to be amortized shall be the amount initially assigned to that asset less any residual value. Identifiable intangible assets that are subject to amortization are evaluated for impairment using a process similar to that used to evaluate long-lived assets as described below.

Impairment of Long-Lived Assets Other than Goodwill – Long-lived assets held and used, including intangible assets with finite lives are tested for recoverability when circumstances indicate that the carrying amount of assets may not be recoverable.  Recoverability of long-lived assets is evaluated by comparing the carrying amount of an asset or asset group to management’s best estimate of the undiscounted future operating cash flows expected to be generated by the asset or asset group.  If these comparisons indicate that the asset or asset group is not recoverable, an impairment loss is recognized for the amount by which the carrying value of the asset or asset group exceeds fair value.  Fair value is determined by quoted market price, if available, or an estimate of projected future operating cash flows, discounted using a rate that reflects the related average operating cost of funds.

Subsequent Events - During the second quarter of 2009, the Company adopted a new accounting standard which established general standards of accounting and disclosure of events which occur after the balance sheet date.  The Company evaluated all events or transactions that occurred after September 30, 2009 through the date which the Company issued these financial statements.   (Please see Note 12)

Recent Accounting Pronouncements – In May 2009, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Codification (“ASC”) 855-10, “Subsequent Events”. ASC 855-10 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. ASC 855-10 was effective for interim or annual financial periods ending after June 15, 2009. The adoption of ASC 855-10 in the second quarter of 2009 did not have an impact on the Company’s results of operations or financial position.

In June 2009, the FASB issued ASC 105-10, “Generally Accepted Accounting Principles”. ASC 105-10 provides for the FASB Accounting Standards Codification (the “Codification”) to become the single official source of authoritative, nongovernmental U.S. generally accepted accounting principles (“GAAP”). The Codification does not change GAAP but reorganizes the literature. The adoption of ASC 105-10 has been reflected in the financial statements for the third quarter of 2009. The adoption did not have an impact on the financial position, results of operations or cash flows.

In August 2009, the FASB issued Accounting Standards Update No. 2009-05, Measuring Liabilities at Fair Value (“ASU 2009-05”), which amends ASC Topic 820, Fair Value Measurements. ASU 2009-05 clarifies the application of certain valuation techniques in circumstances when a quoted price in an active market for the identical liability is not available and clarifies that when estimating the fair value of a liability, the fair value is not adjusted to reflect the impact of contractual restrictions that prevent its transfer. The guidance provided in this ASU is effective beginning October 1, 2009. The Company does not expect ASU 2009-05 to have a material impact on the financial statements once adopted.

F-9

MIKTAM TECHNOLOGIES AMERICAS INC. AND MIKTAM TECHNOLOGIES, INC.
(A Development Stage Company)
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 – Going concern

The Company’s lack of operating history and operation loss raise substantial doubt about its ability to continue as a going concern.  The financial statements do not include adjustments that might result from the outcome of this uncertainty and if the Company is unable to generate significant revenue or secure financing, then the Company may be required to cease or curtail its operations.

Execution of the business plan for the next twelve months requires the ability to generate cash flow to satisfy planned operating and capital expenditure requirements for the manufacturing and marketing business. The Company currently does not have sufficient cash reserves to meet all of the anticipated expenditure obligations for operating and capital purposes for the next twelve months. As a result, the Company is in the process of seeking additional capital, particularly with respect to procuring working capital sufficient for the return of operations and corporate overhead. The Company received new funding of $150,000 in the fourth quarter of 2009. The management is working with new investors and is expecting more new funding in the fourth quarter of 2009.  The company will also start an important project including engineering contract and associated substantial product sales in the area of wireless /mobile video surveillance in Q3 of 2009. The company expects to recognize some revenues in 2010 from this project.

The Company must secure additional financing to fund additional working capital requirements, to cover general and administrative expenses, and to pay operating expenses that are expected to be incurred before the operation of any of the Company’s existing assets become profitable. The additional capital may be provided by common or preferred equity or equity-linked securities, debt, project financing, joint venture projects, a strategic alliance or business combination, assets sales or a combination of these.

If the Company is unable to accomplish the objectives noted above with respect to entering into additional financing arrangements and potentially identifying a strategic partner, the Company may be unable to continue to operate as a going concern. No adjustments have been made to these financial statements that might result from the outcome of this uncertainty.

Note 4 – Inventory

Inventory consisted of the following:	September 30,	December 31,
	2009	2008

Raw materials ( Taiwan )	$126,584	$333,208
Finished goods ( China )	186,464	169,078
	$313,048	$502,286

The decrease in inventory is due to the Company negotiating with its major vendor to return the high cost inventory in order to help the Company to reduce its inventory costs. This will help the Company manage its costs while the customer facility establishment works through its delays.  The revised sales schedule has pushed sales to 2010.

F-10

MIKTAM TECHNOLOGIES AMERICAS INC. AND MIKTAM TECHNOLOGIES, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 – Other assets (continued)

	September 30, 2009	December 31, 2008

Deposits paid	$6,919	$6,919
Intangible assets
At cost	18,000	18,000
Less: Accumulated amortization	(3,867)	(2,967)
	$21,052	$21,952

The organization costs were amortized over 5 years and the intellectual property was amortized over 15 years.  Amortization expense of $267 was recorded in the financial statements for three months ended September 30, 2009 and $367 for three months ended September 30, 2008.

Note 6 – Notes payable

In December 2008, the Company entered into a definitive agreement with an investor for $170,000, the principal amount of its convertible note.  The full amount of unpaid principal and accrued interest of the note is convertible at the sole option of the holder into shares of the Company’s common stock at an initial conversion price of $.45 per share, subject to adjustment. Interest is accrued at 12% per annum and has a maturity date of August 9, 2009. On August 9, 2009, the agreement was renewed, interest is accrued at 9% per annum and maturity date is extended to March 31, 2010.

On Sep 14, 2009, the company signed a convertible promissory note with an investor for a loan amount of $150,000.  The full amount of unpaid principal and accrued interest of the note is convertible at the sole option of the holder into shares of the Company’s common stock at an initial conversion price of $.40 per share, subject to adjustment. Interest is accrued at 6% per annum and has a maturity date of September 14, 2010.

In February 2009, the Company entered into a promissory note with an individual for $50,000, the principal amount together with simple interest on the unpaid principal balance from the date of the note until the date this note is paid in full at the annual rate of 8%. On Oct 9, 2009, the loan of 50,000 was renewed, the company signed a convertible promissory note with the investor.  The full amount of unpaid principal and accrued interest of the note is convertible at the sole option of the holder into shares of the Company’s common stock at an initial conversion price of $.40 per share, subject to adjustment. Interest is accrued at 6% per annum and has a maturity date of October 9, 2010.

Note 7 – Loss per share

Basic net loss per share is computed by dividing net loss for the period by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is same as basic net loss per share.

The following table sets forth the computation of basic and diluted net (loss) per share for the nine months indicated:

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
Numerator:
Net (loss) attributable to common stockholders	$(296,809)	$(338,272)	$(969,706)	$(1,059,766)

F-11

MIKTAM TECHNOLOGIES AMERICAS INC. AND MIKTAM TECHNOLOGIES, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 – Loss per share (continued)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
Denominator:
Shares used in computing net (loss) per share:
Weighted average of common shares outstanding
Basic and diluted	22,178,000	20,438,000	21,409,159	20,438,000

Net (loss) per share attributable to common stockholders:
Basic and diluted	$(0.01)	$(0.02)	$(0.05)	$(0.05)

Note 8 – Related party transaction

Mr. Thomas Chao provided the Company no collateral loans. The proceeds represented a non-interest bearing loan to the Company.  The company will pay back of the loan within one year.

Note 9 – Commitments

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008

Rent expense	$6,379	$8,533	$22,489	$25,599

The Company has renewed a two year rental agreement for its office located in California, United States of America which expires on September 30, 2011. The future payments for the lease in effect as of September 30, 2009 are as follows:

2009(remaining 3 months)	6,537
2010	27,516
2011	22,131
$56,184

Disclosure about contractual obligations as of September 30, 2009:
		Payments due by period
Contractual obligations	Total	Less than 1 year	More than one year

Purchase obligation	60,000	60,000	-
Total contractual obligations	$60,000	$60,000	-

F-12

MIKTAM TECHNOLOGIES AMERICAS INC. AND MIKTAM TECHNOLOGIES, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 – Commitments

(1)
Contractual obligation with Jointek Electronic Inc as of September 30, 2009 was $60,000. The Company has revised and signed the contract agreement with Jointek Electronic Inc for the consulting services on the R&D operation in connection with the IC design and next generation products, including their software / hardware system engineering as well as Field Application Engineering Support related to the Company’s marketing. The agreement will be ended on December 31, 2009. The Company agreed to pay monthly payments of twenty thousand dollars.

Note 10 – Share-Based Compensation

The following table shows the total compensation cost charged against income for share-based compensation plans, including share grants only, recognized in the statements of operations:

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008

Selling and administrative expense	$57,745	$-	$57,745	$-

Total share-based compensation expense	$57,745	$-	$57,745	$-

Note 11 – Stockholders’ Equity

The company is authorized to issue 500,000,000 common shares with a $.0001 par value.

As of December 31, 2007, 2,753,000 shares of common stock were authorized and issued with cash value of $2,700,000.  1,000,000 shares of common stock were authorized and issued for the convertible bridge loan of $500,000 which was lent to the subsidiary by C.T. Wu in 2006. 8,300,000 shares of common stock were authorized and issued at par value in exchange for all outstanding common and preferred shares of the subsidiary. 8,385,000 shares of common stock were authorized and issued to individuals for professional services provided to the Company.

In March 2009, one investor agreed to buy 250,000 shares of the Company’s $.0001 par value common shares for $.60 per share.  As of September 30, 2009, cash in the sum of $150,000 has been received and recorded by the Company as common stock at a par value of $25 and additional paid in capital of $149,975.  During the ,second quarter of 2009,  1,490,000 shares of common stock were authorized and issued to individuals for professional services provided to the Company valued at $57,745.

F-13

MIKTAM TECHNOLOGIES AMERICAS INC. AND MIKTAM TECHNOLOGIES, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12 – Subsequent Events

The Company plans to raise additional funding to continue its product development, build up infrastructure for business development, in order to enhance the product line and gain more market share in year 2009.

The Company has reviewed its sales strategy and has also reinforced the product marketing in surveillance systems and related applications. The Company will also increase the workforce in Semiconductor design and SOC (System-on-Chip) capabilities in the year 2009.

The facility schedule was delayed by a major customer:- the first quarter of anticipated 2009 sales of $991,000 will be pushed to 2010.

Also, the demand of MIK623 has increased in the China Market.  Additionally, the company will continue penetrate the Asian market for a period of time, and the Company will continue to produce this chip to fulfill the market demand.

The Company received new funding of $150,000 by means of a convertible loan on October 1, 2009.

F-14

MIKTAM TECHNOLOGIES AMERICAS INC. AND MIKTAM TECHNOLOGIES, INC.
(A Development Stage Company)

Audited Consolidated Financial Statements

December 31, 2008 and 2007

MIKTAM TECHNOLOGIES AMERICAS INC. AND MIKTAM TECHNOLOGIES, INC.
(A Development Stage Company)

Audited Consolidated Financial Statements

December 31, 2008 and 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

To the Board of Directors and Shareholders of MIKTAM TECHNOLOGIES AMERICAS INC. AND MIKTAM TECHNOLOGIES, INC.:

I have audited the accompanying consolidated balance sheet of MIKTAM TECHNOLOGIES AMERICAS INC. AND MIKTAM TECHNOLOGIES, INC. (a development stage company), as of December 31, 2008 and 2007 and the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended, and from inception on April 29, 2004 to December 31, 2008.  These consolidated financial statements are the responsibility of the Company's management.  My responsibility is to express an opinion on these consolidated financial statements based on my audit.

I conducted my audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MIKTAM TECHNOLOGIES AMERICAS INC. AND MIKTAM TECHNOLOGIES, INC. (a development stage company), as of December 31, 2008 and 2007 and the consolidated results of their operations and their cash flows for the period then ended, and from inception on April 29, 2004 to December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.

/s/ Michael F. Albanese, CPA
_________________________________
Michael F. Albanese, CPA

Parsippany, New Jersey
March 29, 2009

MIKTAM TECHNOLOGIES AMERICAS INC. AND MIKTAM TECHNOLOGIES, INC.
(A Development Stage Company)
CONSOLIDATED BALANCE SHEET
(IN US$)

Assets	December 31, 2008	December 31, 2007
Current assets:
Cash and cash equivalents	$233,324	$1,850,015
Accounts receivable	7,972	-
Inventory	502,286	-
Prepaid expenses	131,807	199,949
Other current assets	-	13,918
Total Current Assets	875,389	2,063,882

Property and equipment, net	34,394	20,591
Other assets	21,952	23,419

Total Assets	$931,735	$2,107,892

Liabilities and Stockholders’ Equity
Current liabilities:
Note payable	$170,000	$-
Accounts payable	182,485	-
Accrued expenses	85,278	18,822
Total Current Liabilities	437,763	18,822

Stockholders’ equity
Common stock, par value $.0001 per share; authorized 500,000,000 shares; 20,438,000 issued and outstanding	2,044	2,044
Additional paid in capital	4,841,794	4,841,794
Deficit accumulated during the development stage	(4,349,866)	(2,754,768)
Total Stockholders’ Equity	493,972	2,089,070

Total Liabilities and Stockholders’ Equity	$931,735	$2,107,892

The accompanying notes are an integral part of the financial statements.

MIKTAM TECHNOLOGIES AMERICAS INC. AND MIKTAM TECHNOLOGIES, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENT OF OPERATIONS
(IN US$)

	For the years ended December 31,
	2008	2007	April 29, 2004 (Inception) to December 31, 2008

Net sales	$55,561	$-	$55,561
Cost of goods sold	(15,432)	-	(15,432)
Gross profit	40,129	-	40,129

Expenses:
General and administrative	1,497,419	1,079,884	4,076,415
Research and development	175,168	70,052	403,400
Depreciation and amortization	10,307	4,897	21,110
Advertising	-	2,500	2,500
Total Operating Expenses	1,682,894	1,157,333	4,503,425
Loss from operations	(1,642,765)	(1,157,333)	(4,463,296)

Interest and other income, net	48,467	51,165	117,430
Loss before income taxes	(1,594,298)	(1,106,168)	(4,345,866)
Income tax	(800)	(800)	(4,000)
Net (loss)	$(1,595,098)	$(1,106,968)	$(4,349,866)

Loss per share
Basic per share	$(0.08)	$(0.06)
Diluted per share	(0.08)	(0.06)

Weighted average shares outstanding:	20,438,000	19,051,156

The accompanying notes are an integral part of the financial statements.

MIKTAM TECHNOLOGIES AMERICAS INC. AND MIKTAM TECHNOLOGIES, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
For the period April 29, 2004 (Inception) to December 31, 2008
 (IN US$)

	Common stock		Additional paid in capital	Deficit accumulated during the development stage	Total Shareholders’ Equity
	Shares	Value
Balance, April 29, 2004 (Date of Inception)	8,300,000	$830	$(830)	$-	$-
Net loss	-	-	-	(133,190)	(133,190)
Balance December 31, 2004	8,300,000	830	(830)	(133,190)	(133,190)
Net loss	-	-	-	(647,718)	(647,718)
Balance December 31, 2005	8,300,000	830	(830)	(780,908)	(780,908)
Net loss	-	-	-	(866,892)	(866,892)
Balance December 31,2006	8,300,000	830	(830)	(1,647,800)	(1,647,800)
Recapitalization, March 7, 2007	-	-	1,643,000	-	1,643,000
Shares issued for conversion of bridge loan, par value $.0001	1,000,000	100	499,900	-	500,000
Shares issued for services, par value $.0001	8,385,000	838	-	-	838
Shares issued for cash, par value $.0001	2,753,000	276	2,699,724	-	2,700,000
Net loss	-	-	-	(1,106,968)	(1,106,968)
Balance as of December 31, 2007	20,438,000	2,044	4,841,794	(2,754,768)	2,089,070
Net loss	-	-	-	(1,595,098)	(1,595,098)
Balance as of December 31, 2008	20,438,000	$2,044	$4,841,794	$(4,349,866)	$493,972

The accompanying notes are an integral part of the financial statements.

MIKTAM TECHNOLOGIES AMERICAS INC. AND MIKTAM TECHNOLOGIES, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENT OF CASH FLOWS
(IN US$)

	For the year ended December 31,
	2008	2007	April 29, 2004 (Inception) to December 31, 2008

Cash flow from operating activities:
Net loss	$(1,595,098)	$(1,106,968)	$(4,349,866)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	10,307	4,897	21,110
Stock issued for services	-	838	838
Changes in assets and liabilities:
(Increase) in accounts receivable	(7,972)	-	(7,972)
(Increase) in inventory	(502,286)	-	(502,286)
Decrease (increase) in other assets	82,060	(195,122)	(127,726)
Increase in account payable	182,485	-	182,485
Increase in accrued expenses	66,456	2,437	85,278
Cash flows from operating activities	(1,764,048)	(1,293,918)	(4,698,139)
Cash flow from investing activities:
Purchase of intangible assets	-	-	(2,000)
Purchase of fixed asset	(22,643)	(12,275)	(52,537)
Net cash used in investing activities	(22,643)	(12,275)	(54,537)
Cash flow from financing activities:
Proceeds from issuance of loan note	-	-	500,000
Common stock cancelled	-	-	(10,000)
Proceeds from loan	170,000	-	170,000
Preference stock issued	-	-	1,600,000
Common stock issued	-	2,700,000	2,726,000
Net cash provided by financing activities	170,000	2,700,000	4,986,000

Net (decrease) increase in cash and cash equivalents	(1,616,691)	1,393,807	233,324

Beginning cash and cash equivalents	1,850,015	456,208	-

Ending cash and cash equivalents	$233,324	$1,850,015	$233,324

Supplemental disclosure of cash flow information:
Cash paid for interest	$-	$67
Cash paid for income taxes	800	800

The accompanying notes are an integral part of the financial statements.

MIKTAM TECHNOLOGIES AMERICAS INC. AND MIKTAM TECHNOLOGIES, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Nature of Business and Basis of Presentation

Miktam Technologies Americas Inc. (“the Company”) was incorporated in Nevada, United States of America on March 7, 2007.

The Company is devoting substantially all of its efforts to establishing business in the operation of a fabless integrated circuit (IC) design business, to create the “chip design” and the innovation in silicon intellectual property (IP). The planned principal operations have commenced, but there has been no significant revenue activity as of December 31, 2008.  Currently the Company is devoting most of its effort to activities such as financial planning, raising capital, research and development, recruiting and training personnel, and developing markets.

The Company has limited revenue and in accordance with Statement of Financial Accounting Standards No. 7 (SFAS #7), the Company is considered a development stage company.

On November 18, 2006, the Company entered into a share exchange agreement to acquire all of the issued and outstanding common stock and preferred stock of Miktam Technologies, Inc. (“the Subsidiary”), a company incorporated on April 29, 2004, in California, United States of America.  This agreement was executed in 2007.  Pursuant to terms of the agreement, the Company, in exchange for all of the issued and outstanding common and preferred stock of the Subsidiary, issued 8,300,000 shares of the Company to the former Subsidiary’s shareholders.  There was no minority interest in the Subsidiary since all the former subsidiary’s shareholders agreed and exchanged the shares of the subsidiary to shares of the Company according to the agreement.

Miktam Technologies, Inc. is mainly engaged in the operation of a fabless integrated circuit (IC) design business. The subsidiary develops, creates the “chip design” and the innovation in silicon intellectual property (IP).  The subsidiary subcontracts the semiconductor fabrication factory to manufacture the chip and then the subsidiary markets and sells the chip products. The subsidiary will also develop and market the system application modules in 2009.

The share exchange (see above) of equity interests between the Company and the Subsidiary were accounted for as if the entities were under common control, similar to a pooling of interests, where the net assets and liabilities were transferred at their carrying amounts at the date of the transfer and the results of operations are reflected as if the exchange of equity occurred at the beginning of the year, “as it relates to paragraphs D11 to D18 of Appendix D to SFAS 141". Accordingly, the financial statements presented, from inception, are those of the Subsidiary for all periods prior to the acquisition, and the financial statement of the consolidated companies from the acquisition date forward.  The historical stockholders’ deficit of the Subsidiary prior to acquisition have been retroactively restated (a recapitalization) for the equivalent number of shares received in the acquisition after giving effect to any differences in the par value of the Company’s and subsidiary’s common stock, with an offset to additional paid-in capital.  The restated consolidated accumulated deficit of the accounting acquirer (the subsidiary) is carried forward after acquisition.

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles.

MIKTAM TECHNOLOGIES AMERICAS INC. AND MIKTAM TECHNOLOGIES, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 – Summary of Significant Accounting Policies (continued)

Basis of Consolidation – The consolidated financial statements include the accounts of Miktam Technologies Americas Inc. and Miktam Technologies, Inc. (collectively known as “the Company”) in which Miktam Technologies Americas Inc. has a controlling voting interest.  All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates – Preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect certain reported amounts and disclosures.  Accordingly, actual results could differ from those estimates.

Cash and Cash Equivalents – Cash and cash equivalents include cash on hand, cash on deposits and all short-term highly liquid investments purchased with remaining maturities of three months or less.

Fair Value of Financial Instruments – The carrying amount of cash, accounts receivable and accounts payable approximates fair value due to the short-term nature of these instruments.

Property and Equipment – Property and equipment are recorded at cost. Depreciation and amortization are calculated using the straight-line method over the estimated useful lives of the related assets (5 years for computers and accessories, 7 years for furniture and 5 years for equipment). Upon sale or retirement of assets, the cost and related accumulated depreciation or amortization is eliminated from the respective amounts and any resulting gains or losses are reflected in operations.  Expenditures for repairs and maintenance costs are expensed as incurred.

Inventory – Inventory is stated at the lower of cost or market (First-in-first-out method).  Inventories on hand are evaluated on an on-going basis to determine if any items are obsolete or in excess of future needs. Items determined to be obsolete are reserved for. The Company provides for the possible inability to sell its inventories by providing an excess inventory reserve. As of December 31, 2008 and 2007, there has been no allowance for obsolete stock recorded.

Income Taxes – The Company adopted FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes”, which clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” The Company utilizes the liability method of accounting for income taxes. Under the liability method deferred tax assets and liabilities are determined based on the differences between financial reporting basis and the tax basis of the assets and liabilities and are measured using enacted tax rates and laws that will be in effect, when the differences are expected to reverse. An allowance against deferred tax assets is recognized, when it is more likely than not, that such tax benefits will not be realized.

Any deferred tax benefit is considered immaterial and has been fully offset by a valuation allowance because at this time the Company believes that it is more likely than not that the future tax benefit will not be realized as the Company has limited revenue.

MIKTAM TECHNOLOGIES AMERICAS INC. AND MIKTAM TECHNOLOGIES, INC.
(A Development Stage Company)
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 – Summary of Significant Accounting Policies (continued)

Allowance for Doubtful Accounts – The Company evaluates the collectability of accounts receivable based upon a combination of factors, including the current business environment and historical experience. If a customer is unable to meet its financial obligations, the Company records an allowance to reduce the receivable to the amount which reasonably believe the Company will be able to collect from the customer. For all other customers, the Company records an allowance based upon the amount of time the receivables are past due. If actual accounts receivable collections differ from these estimates, an adjustment to the allowance may be necessary with a resulting effect on operating expense.

Revenue Recognition – Revenues are recognized in connection with sales of products when all of the following conditions are met: (1) there exists evidence of an arrangement with the customer, typically consisting of a purchase order or contract; (2) products have been delivered and title and risk of loss has passed to the customer, which occurs when a product is shipped under customary terms, generally FOB shipping point; (3) the amount of revenue is fixed or determinable; and (4) collectability is reasonably assured.

	For the years ended December 31,
	2008	2007

General and administrative costs	$1,497,419	$1,079,884
Research and development	175,168	70,052

Geographic Information – Product revenues for the years ended December 31, 2008 and 2007 were primarily from customers based in the following countries:
	For the years ended December 31,
	2008	2007

China	$46,704	-
Taiwan	8,857	-
	$55,561	-

Off-Balance-Sheet Risk and Concentration of Credit Risk – Financial instruments that potentially expose concentrations of credit risk primarily consist of cash and cash equivalents, investments and accounts receivable.  Management believes there are no significant off-balance-sheet risks such as those associated with foreign exchange contracts, option contracts or other foreign exchange hedging arrangements.  With respect to concentration of credit risk, the Company has cash investment policies which, among other things, limit investments to investment-grade securities.  Ongoing credit evaluations of the customers are performed and allowances for potential credit losses maintained.

MIKTAM TECHNOLOGIES AMERICAS INC. AND MIKTAM TECHNOLOGIES, INC.
(A Development Stage Company)
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 – Summary of Significant Accounting Policies (continued)

Foreign Currency – The U.S. dollar is utilized as the functional currency, gains and losses resulting from foreign currency transactions (transactions denominated in a currency other than the functional currency) are included in income.

Intangible Assets – Intangible assets with finite lives are amortized over their respective estimated useful lives. The amount of intangible assets to be amortized shall be the amount initially assigned to that asset less any residual value. Identifiable intangible assets that are subject to amortization are evaluated for impairment using a process similar to that used to evaluate long-lived assets as described below.

Impairment of Long-Lived Assets Other than Goodwill – Long-lived assets held and used, including intangible assets with finite lives are tested for recoverability when circumstances indicate that the carrying amount of assets may not be recoverable.  Recoverability of long-lived assets is evaluated by comparing the carrying amount of an asset or asset group to management’s best estimate of the undiscounted future operating cash flows expected to be generated by the asset or asset group.  If these comparisons indicate that the asset or asset group is not recoverable, an impairment loss is recognized for the amount by which the carrying value of the asset or asset group exceeds fair value.  Fair value is determined by quoted market price, if available, or an estimate of projected future operating cash flows, discounted using a rate that reflects the related average operating cost of funds.

Recent Accounting Pronouncements – In May of 2008, the FASB issued Statement No. 162, “The Hierarchy of Generally Accepted Accounting Principles.”  This statement identifies literature established by the FASB as the source for accounting principles to be applied by entities which prepare financial statements presented in conformity with generally accepted accounting principles (GAAP) in the United States.  This statement is effective 60 days following approval by the SEC of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.”  The Company does not believe the adoption of this pronouncement will have a material impact on results of operations, financial position or cash flows.

In December 2007, the Financial Accounting Standard Board (FASB) issued SFAS No.160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51”. This statement establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary, and expands disclosures in the consolidated financial statements that clearly identify and distinguish between the interests of the parent’s owners and the interests of the noncontrolling owners of a subsidiary. The statement also requires consolidated net income to be reported and disclose on the face of the consolidated statement of income at amounts that include the amounts attributable to both the parent and the noncontrolling interest. This Statement establishes that decreases in a parent’s ownership interest in a subsidiary should be accounted for only in equity transactions. The provision of SFAS No.160 is effective beginning on or after December 15, 2008 (that is, January 1, 2009, for entities with calendar year-ends). Earlier adoption is prohibited. The Company does not expect the adoption of SFAS No. 160 to have a material effect on its consolidated results of operations and financial condition.

MIKTAM TECHNOLOGIES AMERICAS INC. AND MIKTAM TECHNOLOGIES, INC.
(A Development Stage Company)
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 – Summary of Significant Accounting Policies (continued)

Recent Accounting Pronouncements – In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (SFAS No. 141R).  SFAS No. 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. SFAS No. 141R also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. SFAS No. 141R is effective for fiscal years beginning after December 15, 2008.

Note 3 – Prepaid Expenses

Prepaid expenses were comprised of the following:
	December 31,
	2008	2007
Prepaid expenses
Contract labor	$125,000	$190,000
Insurance	3,861	7,123
Rent	2,946	2,826
	$131,807	$199,949

Note 4 – Inventory

Inventory consisted of the following:
	December 31,
	2008	2007

Raw materials	$333,208	-
Finished goods	169,078	-
	$502,286	-

Note 5 – Other Current Assets

Other current assets were comprised of the following:
	December 31,
	2008	2007

Reimbursement of payroll expenses	-	$12,918
Other	-	1,000
	-	$13,918

MIKTAM TECHNOLOGIES AMERICAS INC. AND MIKTAM TECHNOLOGIES, INC.
(A Development Stage Company)
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 – Property and Equipment

Property and equipment and the related accumulated depreciation consisted of the following:

	December 31,
	2008	2007

Computers and accessories	$32,889	$18,909
Furniture	1,800	1,800
Office equipment	17,848	9,185
Total cost	52,537	29,894

Less: Accumulated depreciation	(18,143)	(9,303)

Property and equipment – net	$34,394	$20,591

Depreciation expense was $8,840 and $4,497 for the years ended December 31, 2008 and 2007, respectively.

Note 7 – Other assets

	December 31,
	2008	2007

Deposits paid	$6,919	$6,919
Intangible assets
At cost	18,000	18,000
Less: Accumulated amortization	(2,967)	(1,500)

	$21,952	$23,419

The organization costs were amortized over 5 years and the intellectual property was amortized over 15 years.  Amortization expense of $1,467 and $400 were recorded in the financial statements for the years ended December 31, 2008 and 2007, respectively.

Note 8 – Note payable

In December 2008, the Company entered into a definitive agreement with an investor for $170,000, the principal amount of its convertible note.  The full amount of unpaid principal and accrued interest of the note is convertible at the sole option of the holder into shares of the Company’s common stock at an initial conversion price of $.85 per share, subject to adjustment. Interest is accrued at 12% per annum and has a maturity date of August 9, 2009.

There was no notes payable as of December 31, 2007.

MIKTAM TECHNOLOGIES AMERICAS INC. AND MIKTAM TECHNOLOGIES, INC.
(A Development Stage Company)
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 – Accrued expenses

	December 31,
	2008	2007

Engineering Services payable	$51,600	-
Interest payable	1,700	-
Payroll tax payable	4,977	11,426
Audit and accounting fees payable	22,435	6,000
Other	s4,566	1,396

	$85,278	$18,822

Note 10 – Loss per share

Calculations of Net income/(loss) per share are in accordance with SFAS No. 128, “Earnings per Share”. Accordingly, basic earnings (loss) per share are computed by dividing net income/(loss) by the weighted average number of shares outstanding for each year.

The diluted loss per share for the years 2008 and 2007 are the equivalent of basic loss per share because of the net loss reported in each period.  Stock options granted to the convertible note holder were excluded from the calculation of earnings per share in the financial statements because the result is anti-dilutive for the periods reported.

The following table sets forth the computation of basic and diluted net (loss) per share for the years indicated:

	For the years ended December 31,
	2008	2007

Numerator:
Net (loss) attributable to common stockholders	$(1,595,098)	$(1,106,968)

Denominator:
Shares used in computing net (loss) per share:
Weighted average of common shares outstanding	20,438,000	19,051,156

Net (loss) per share attributable to common stockholders:
Basic	$(0.08)	$(0.06)

Diluted	$(0.08)	$(0.06)

MIKTAM TECHNOLOGIES AMERICAS INC. AND MIKTAM TECHNOLOGIES, INC.
(A Development Stage Company)
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 – Income taxes

The following information is provided for the years ended December 31:

	2008	2007
Component of loss before income taxes:
United States	$(1,595,098)	$(1,106,968)
Foreign	-	-
Loss before income taxes	$(1,595,098)	$(1,106,968)

Provision (benefit) for income taxed
Current
U.S. federal	-	-
State and local	800	800
	$800	$800

As of December 31, 2008, no deferred tax asset was recognized for net operating loss carry forwards, which expire at various amounts over an approximate 20 year period. In assessing the realizability of deferred tax assets, the Company has determined that at this time it is “more likely than not” that deferred tax assets will not be realized , primarily due to uncertainties related to its ability to utilize the net operating loss carryforwards before they expire based on the negative evidence of its recent years history of losses, including the Company is under a development stage, the revenue was limited and cumulative taxable losses over the past three years, outweighing the positive evidence of taxable income projections in future years. The ultimate realization of these deferred tax assets is dependent upon the generation of future taxable income during those periods in which those temporary differences become deductible or within the periods before NOL carry forwards expire.

Note 12 – Commitments

	For the years ended December 31,
	2008	2007

Rent expense	$34,492	$29,015

The Company has signed a two year rental agreement with for its office located in the California, United States of America. The future payments for the lease in effect as of December 31, 2008 are as follows:

2009	$25,866

Total	$25,866

MIKTAM TECHNOLOGIES AMERICAS INC. AND MIKTAM TECHNOLOGIES, INC.
(A Development Stage Company)
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12 – Commitments (Continued)

Disclosure about contractual obligations as of December 31, 2008:
		Payments due by period
Contractual obligations	Total	Less than 1 year	More than one year

Purchase obligation	$243,000	$243,000	-
Total contractual obligations	$243,000	$243,000	-

(1)
Contractual obligation with Psalm Technologies as of December 31, 2008 was $243,000. The Company has renewed a one year contract agreement with Psalm Technologies, Inc. for the consulting services on operations, sales and marketing, application engineering supports for its business in Taiwan and China. The agreement was from October 1, 2008 to September 30, 2009. The Company agreed to the monthly payments of $27,000 a yearly obligation of $324,000.

Note 13 – Stockholders’ Equity

The company is authorized to issue 500,000,000 common shares with a $.0001 par value.

In 2007, 2,753,000 shares of common stock were authorized and issued with cash value of $2,700,000.  1,000,000 shares of common stock were authorized and issued for the convertible bridge loan of $500,000 which was lent to the Subsidiary by C.T. Wu in 2006. 8,300,000 shares of common stock were authorized and issued at par value for the exchange of all outstanding shares of the Subsidiary. 8,385,000 shares of common stock were authorized and issued to individuals for professional services provided to the Company.

Note 14 – Subsequent Events

The Company has reviewed its sales strategy and plans to reinforce the product marketing in surveillance systems and related applications. The Company will also increase the workforce in Semiconductor design and SOC (System-on-Chip) capabilities in the year 2009.

Also, there is a new product and marketing strategy to integrate the 3G cellular phone modules into a four channel surveillance system. These new strategies are expected to help increase the company’s revenue and business opportunities.

item 14.   changes in and disagreements with accountants on accounting and financial disclosure

Michael F. Albanese, CPA, an independent registered public accounting firm, is our auditor. There have not been any changes in or disagreements with accountants on accounting and financial disclosure or any other matter.

item 15.     financial statements and exhibits

(a) Audited financial statements for MIKTAM Technologies Americas Inc. for the fiscal year ended 2008:
(i)	Report of Independent Registered Public Accountant;
(ii)	Consolidated Balance Sheets as of December 31, 2008 and 2007;
(iii)	Consolidated Statement of Operations for the fiscal years ended December 31, 2008 and 2007 and for the period from April 29, 2004 (inception) to December 31, 2008;
(iv)	Consolidated Statement of Stockholders’ Equity from April 29, 2004 (inception) to December 31, 2008; and
(v)	Consolidated Statement of Cash Flows for the fiscal years ended December 31, 2008 and 2007 and for the period from April 29, 2004 (inception) to December 31, 2008;

(b) Unaudited financial statements for MIKTAM Technologies Americas Inc. for the Nine Months ended September 30, 2009:
(i)	Report of Independent Registered Public Accountant;
(ii)	Consolidated Balance Sheets as of September 30, 2009 and December 31, 2008;
(iii)	Consolidated Statement of Operations for the three and nine months ended September 30, 2009 and for the period from April 29, 2004 (inception) to September 30, 2009;
(iv)	Consolidated Statement of Stockholders’ Equity from April 29, 2004 (inception) to September 30, 2009; and
(v)	Consolidated Statement of Cash Flows for the nine months ended September 30, 2009 and 2008 and for the period from April 29, 2004 (inception) to September 30, 2009.

(c)  The following exhibits are filed as part of this registration statement:

Exhibit No.	Description

3.1	Articles of Incorporation of Registrant

3.2	By-Laws of Registrant

4.1	Form of Warrant Agreement

4.2	Convertible Promissory Note dated August 10, 2009, in the principal amount of $170,000, made by MIKTAM Technologies Inc. in favor of Hsin-Ming Chen.

4.3	Promissory Note dated February 19, 2009, in the principal amount of $50,000, made by MIKTAM Technologies Inc. in favor of Eugene Cheng.

4.4	Convertible Promissory Note dated September 14, 2009, in the principal amount of $150,000, made by MIKTAM Technologies Inc. in favor of Eugene Cheng.

10.1	Agreement of Acquisition dated November 18, 2006, between MIKTAM Technologies Americas Inc. and MIKTAM Technologies, Inc.

10.2	Consultant Agreement dated October 1, 2008 made by MIKTAM Technologies Americas Inc., and Psalm Technologies, Inc.

10.3	Amendment to Consultant Agreement dated December 30, 2008 made by MIKTAM Technologies Americas Inc., and Psalm Technologies, Inc.

10.4	Consultant Agreement dated June 30, 2009 made by MIKTAM Technologies Americas Inc., and Jointek Electronic Inc.

10.5	Lease Agreement dated May 13, 2009 by and between Menlo Park Associates LLC and MIKTAM Technologies Americas Inc.

23.1	Consent of Michael F. Albanese, CPA.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

January 11, 2010	MIKTAM TECHNOLOGIES AMERICAS INC.

	By:	/s/ Thomas Chao
Name: Thomas Chao
Title: President Chief Executive Officer, Chief Financial Officer and Director (Principal Executive, Financial, and Accounting Officer)

	By:	/s/ Sweden Tsai
Name: Sweden Tsai
Title: Chief Operating Officer

	By:	/s/ Hsin Yun Lei
Name: Hsin Yun Lei
Title: Director

	By:	/s/ Chuan-Chen Hu
Name: Chuan-Chen Hu
Title: Director